Private & Confidential


                                                                     EXHIBIT 2.3



                               DATED 7 AUGUST 1998
                               -------------------

                              MARSHALLS 106 LIMITED               (1)

                            MARSHALLS FINANCE LIMITED             (2)

                      INTERNATIONAL EXCHANGE NETWORKS LTD.        (3)

                                      and

                          IPC INFORMATION SYSTEMS, INC.           (4)



                      ____________________________________


                                    AGREEMENT

                      for sale/purchase of the issued share

           capital of Saturn Global Network Services Holdings Limited

                        (as amended on 18 December 1998)


                      ____________________________________




                                   Norton Rose
                                     London

                                    CONTENTS
                                    --------

CLAUSE                              HEADING                                PAGE


1   Definitions and interpretation............................................1

2   Purpose of this Agreement (including conditions precedent and related undertakings).............................................................7

3   Sale of the Sale Shares..................................................12

4   Consideration............................................................13

5   Completion...............................................................13

6   Post-Completion matters..................................................17

7   Warranties...............................................................20

8   Restrictive covenants....................................................22

9   Vendor and Purchaser Guarantee...........................................26

10  Continuing effects of this Agreement.....................................28

11  Announcements............................................................28

12  Releases, waivers etc....................................................28

13  Notices..................................................................28

14  Entire Agreement.........................................................29

15  Alterations..............................................................29

16  Counterparts.............................................................29

17  Successors and Assigns...................................................29

18  Applicable  law and submission to jurisdiction...........................30

19  Address for service......................................................31

20  Costs and expenses.......................................................31

21  Further Assurance........................................................31



SCHEDULES

1   The Company..............................................................32

2   The Subsidiaries.........................................................33

3   Directors and employees..................................................41

    Part     A - Retiring Directors..........................................41

    Part     B - Retiring Secretary..........................................41

    Part     C - Subsidiaries Retiring Directors.............................42

    Part     D - Subsidiaries Retiring Secretary.............................42

    Part     E - Persons to receive Service Agreements.......................43

4   Matters represented and warranted........................................44

    Part     A - General.....................................................44

    Part     B - Taxation and social security................................64

5   Provisions for the protection of the Vendor..............................71

6   Schedule of Licences.....................................................79



AGREED FORM DOCUMENTS

    DOCUMENT                                            CLAUSE
    Working Capital at 30 April 1998                    1.1
    Auditors' Letter                                    2.2(b)(i)
    Resignations of Directors and Secretary             5.1(b)(iii)
    Service Agreements                                  5.1(b)(vi)
    Taxation Deed                                       5.1(a)(v)
    Deeds of Release                                    5.1(a)(iii), 5.1(a)(iv)
    Confirmation from Vendor re                         5.1(a)(xi)

    Marshalls Indebtedness
    Confirmation from Vendor re notifications           5.1(a)(xv)
    Marshalls Contracts                                 5.1(a)(iv)
    Overdue Marshalls Receivable Certificate            5.1(a)(xvi)
    IXnet Note                                          5.1(c)(iii)
    SGN Notes                                           5.1(c)(iv)
    Working Capital Adjustment                          6.3(a)

THIS AGREEMENT is dated  7 August 1998 and is made BETWEEN:

(1) MARSHALLS 106 LIMITED, a company incorporated in England and Wales with registered number 1496819 whose registered office is at Lloyds Chambers, 1 Portsoken Street, London E1 8DF (the "Vendor");

(2) MARSHALLS FINANCE LIMITED, a company incorporated in England and Wales with registered number 2230414 whose registered office is at Lloyds Chambers, 1 Portsoken Street, London E1 8DF (the "Vendor Guarantor");

(3) INTERNATIONAL EXCHANGE NETWORKS LTD., a company incorporated in the state of Delaware, USA whose principal place of business is at Wall Street Plaza, 88 Pine Street, New York, New York 10005, USA (the "Purchaser"); and

(4) IPC INFORMATION SYSTEMS, INC., a company incorporated in the state of Delaware, USA whose principal place of business is at Wall Street Plaza, 88 Pine Street, New York, New York 10005, USA (the "Purchaser Guarantor").

NOW IT IS HEREBY AGREED as follows:

1    DEFINITIONS AND INTERPRETATION
     ------------------------------

1.1  In this Agreement unless the context otherwise requires:

     "THE ACCOUNTS" means the consolidated audited annual accounts (incorporating a consolidated profit and loss account and a consolidated balance sheet) for the Company and the Subsidiaries as at, and for the financial year ended on, the Accounts Date, including the notes to those accounts and the associated directors' and auditors' reports, a copy of which is attached to the Disclosure Letter;

     "THE ACCOUNTS DATE" means 30 April 1998;

     "ACTUAL TAXATION LIABILITY" means a liability to make an actual payment of, or of an amount in respect of, Taxation whether or not such Taxation is also or alternatively chargeable against or attributable to any other person;

     "AFFILIATE" means with respect to any person, a person that directly or indirectly, through one or more intermediaries, controls or is controlled by or under common control with the specified person, where "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, provided however that a shareholder of the Vendor Guarantor shall not be considered to be an affiliate of the Vendor Guarantor or any other member of the Marshalls Group unless such shareholder owns or controls, directly or indirectly, more than 50% of the issued share capital or voting securities of the Vendor Guarantor;

     "AGENCY" means any court or government or any governmental, supranational, administrative or state, municipal or local agency or any regulatory or investigative body or any commission or organisation, in each case in any jurisdiction, whether federal, state, local or national;

     "THE AUDITORS" means the auditors of the Company namely
     PricewaterhouseCoopers, Chartered Accountants, of 32 London Bridge Street, London SE1 9SY;

     "BUSINESS" means the business of the Group, including providing managed telecommunications services to customers, including voice transmission services, managed bandwidth services, frame relay services, satellite services and network management monitoring or any such similar services;

     "BUSINESS DAY" means a day on which banks are ordinarily open for the transaction of normal banking business in London;

     "CA 1985" means the Companies Act 1985;

     "THE COMPANY" means Saturn Global Network Services Holdings Limited, a company incorporated in England and Wales with registered number 2176144;

     "COMPLETION" means completion of the sale and purchase of the Sale Shares by the performance by the parties of their respective obligations under clause 5.1;

     "THE COMPLETION DATE" means 18 December 1998;

     "THE CONDITIONS" means the conditions specified in clause 2.2 or any one or more of them;

     "THE CONFIDENTIAL INFORMATION" means trade secrets and information equivalent to them (including but not limited to methods, knowledge and Know-how) in connection with the products sold and the services supplied by the Group and the customers and suppliers of the Group and which are for the time being confidential to any Group Company;

     "THE DISCLOSURE LETTER" means the letter of the same date as this Agreement from the Vendor to the Purchaser disclosing certain matters in relation to the Warranties which has been delivered to the Purchaser prior to the execution of this Agreement;

     "ENCUMBRANCE" has the meaning given thereto in paragraph 4.1 of Part A of
     Schedule 4;

     "FCC CONSENT" means the approval by the Federal Communications Commission ("FCC") to the transfer of control of Saturn Global Network Services (USA) Inc. from the Vendor to the Purchaser or an affiliate of the Purchaser in accordance with Section 63.12 of the FCC Rules;

     "THE GROUP" means the Company and the Subsidiaries;

     "GROUP COMPANY" means each and any body corporate in the Group or any one or more of them;

     "GUARANTEE" means any guarantee, indemnity, suretyship, letter of comfort, agreement or other assurance, security or right of set-off given or undertaken by a person to secure or support the obligations (actual or contingent) of any third party and whether given directly or by way of counter-indemnity to any third party who has provided a Guarantee;

     "HEAD OFFICE SERVICES" means services provided by the Marshalls Group (other than a Group Company) to the Group being those services identified in Volume 1, divider 7 of the disclosure bundle attached to the Disclosure Letter;

     "HOLDING COMPANY" means a holding company as defined by sections 736 and 736A CA 1985;

     "ICTA 1988" means the Income and Corporation Taxes Act 1988;

     "INTELLECTUAL PROPERTY RIGHTS" means all patents, registered designs, trade marks and service marks (whether registered or not), copyright, design rights, and all similar property rights, including those subsisting (in any part of the world) in designs, computer programs, confidential information, business or brand names, goodwill or the style of presentation of goods or services and in applications for protection thereof;

     "IXnet NOTE" means the promissory note in the agreed form to be issued by the Purchaser and guaranteed by the Purchaser Guarantor at Completion in relation to a principal amount of (pound)4,500,000 and created and issued by the Purchaser by a resolution of its directors prior to Completion;

     "KNOW-HOW" means all commercial information and techniques, accounts, records and information (wherever situate) pertaining to the activities of the Group;

     "LICENCES" means the telecommunications licences held by members of the Group, details of which are set out in schedule 6;

     "THE MANAGEMENT ACCOUNTS" means the management accounts of the Group for the period from 1 May 1998 to 30 June 1998 (both dates inclusive), a copy of which is attached to the Disclosure Letter;

     "MARSHALLS CONTRACTS" means the contracts to be entered into at Completion in the agreed form between the Vendor, the Vendor Guarantor, the Company and the Purchaser relating to the provisions of services by the Group to the Marshalls Group substantially in the form attached hereto;

     "MARSHALLS GROUP" means the Vendor Guarantor and its subsidiaries from time to time;

     "MARSHALLS INDEBTEDNESS" means all the indebtedness outstanding at Completion of the Company or any other Group Company to any member of the Marshalls Group (other than a Group Company) other than any amounts due from the Company or any other Group Company in respect of Head Office Services. As at the Accounts Date the Marshalls Indebtedness was (pound)4,233,242;

     "NOMINATED ACCOUNT" means the Vendor's account numbered 00932604 at Barclays Bank plc, 54 Lombard Street, London EC3V 9EX - Sort Code 20-00-00, or such other account or accounts as the Vendor shall specify;

     "ON DEMAND MARSHALLS INDEBTEDNESS" means the amount of the Marshalls Indebtedness less (pound)3,244,467 (which represents (pound)2,962,692 of Marshalls Indebtedness plus capitalised interest which is the amount of the Marshalls Indebtedness which, from the date of Completion, will become repayable on the terms set out in the SGN Notes);

     "OVERDUE MARSHALLS RECEIVABLE" means all amounts owing from any member of the Marshalls Group (other than a Group Company) to any member of the Group save for any amount in respect of telecommunication services provided by the Group that on the date of Completion has not been outstanding for more than forty-five days after the date of issue of the relevant invoice;

     "PENSION ARRANGEMENTS" means the pension arrangements details of which are contained in the Disclosure Letter;

     "PERMITS" has the meaning given thereto in paragraph 15 of Part A of
     Schedule 4;

     "THE PURCHASE PRICE" means (pound)21,500,000 less the amount of the On Demand Marshalls Indebtedness, together with such principal amounts as become payable pursuant to the provisions of the IXnet note, subject to the adjustment mechanism set out in clause 6.3(e);

     "THE PURCHASER'S ACCOUNTANTS" means PricewaterhouseCoopers of 1301 Avenue of the Americas, 7th Floor, New York, New York 10019, USA;

     "THE PURCHASER'S GROUP" means the Purchaser and its subsidiaries from time to time;

     "THE PURCHASER'S SOLICITORS" means Titmuss Sainer Dechert, of 2 Serjeant's Inn, London EC4 1LT;

     "RELATED COMPANY" in relation to any company means any subsidiary or holding company of that company or any subsidiary of that holding company;

     "RELIEF" means any loss, allowance, exemption, set-off, deduction, credit, right to repayment or other relief relating to any Taxation or to the computation of income, profits or gains for the purposes of any Taxation;

     "THE RESTRICTED SERVICES" means services of the type or nature supplied by the Group at the Completion Date in relation to the Business;

     "THE SALE SHARES" means the 483,100 issued Ordinary Shares of(pound)1 each of the Company, being the entire issued share capital of the Company;

     "SECURITY INTEREST" means a mortgage, lien, pledge, charge, hypothecation or other security interest (or an agreement or commitment to create any of them), but excluding:

     (a) any lien arising in the ordinary course of business to secure amounts which are not material;

     (b) any unpaid vendor's or supplier's lien arising in the ordinary course of any Group Company's trading business to secure amounts due in respect of goods or services sold or supplied; and

     (c)  liens arising by operation of law, including a banker's lien;

     "THE SGN NOTES" means the loan notes of even date herewith entered into between the Purchaser, the Purchaser Guarantor and the Company in relation to a principal amount of (pound)3,244,467 and created and issued by the Company by a resolution of the Directors prior to Completion;

     "THE SUBSIDIARIES" means the companies specified in schedule 2 or any one or more of them;

     "SUBSIDIARY" means a subsidiary (as defined by sections 736 and 736A CA
     1985);

     "TAXATION" has the meaning given to that expression in the Taxation Deed;

     "THE TAX WARRANTIES" means the Warranties as to the matters stated in Part B of schedule 4;

     "THE TAXATION DEED" means the taxation deed in the agreed form entered, or to be entered, into between the Vendor (1), the Vendor Guarantor (2) and the Purchaser (3);

     "TCGA 1992" means the Taxation of Chargeable Gains Act 1992;

     "UK GAAP" means generally accepted accounting principles applicable in the United Kingdom;

     "US GAAP FINANCIALS" means unqualified audited consolidated accounts for the Group for the twelve months ended 30 April 1998 together with a balance sheet as at 30 April 1997 and statements of cash flow and the related notes thereto, all prepared in accordance with generally accepted accounting principles applicable in the United States and in compliance with Regulation S-X under the Securities Act of 1933;

     "VAT" means value added tax chargeable under the VATA 1994 or under the Sixth Council Directive of the Council of the European Communities (77/388/EEC) or under any rule, regulation, order or instrument authorised to be made by the VATA 1994 or such Directive or any identical or substantially similar tax which may replace such value added tax or any tax having the same or similar purpose or effect to value added tax whether of the United Kingdom or elsewhere;

     "VATA 1994" means the Value Added Tax Act 1994;

     "THE VENDOR'S SOLICITORS" means Norton Rose, of Kempson House, Camomile Street, London EC3A 7AN;

     "WARRANTIES" means the representations and warranties referred to in clause
     7.1 and set out in schedule 4; and

     "WORKING CAPITAL ADJUSTMENT" means (a) if the Working Capital on the Completion Date is less than the working capital as at 30 April 1998 of -(pound)884,000 (as set out in the schedule in the agreed form) (i.e. a larger negative figure), X minus Y, where `X' equals -(pound)884,000 and `Y' equals the larger negative amount of the Working Capital on the Completion Date, or (b) in any other circumstances, zero; and

     "WORKING CAPITAL" shall mean (a) the consolidated current assets of the Company and the Subsidiaries, less (b) the consolidated liabilities of the Company and the Subsidiaries (other than the Marshalls Indebtedness and any liabilities incurred in connection with the relocation of Saturn Global Network Services (Hong Kong) Limited from its existing premises to its new premises) in each case calculated in accordance with UK GAAP.

1.2  In this Agreement unless the context otherwise requires:

     (a) a document expressed to be "IN THE AGREED FORM" means a document in a form which has been agreed by the parties contemporaneously with or before the execution of this Agreement and which has, for the purposes of identification, been initialled by them or on their behalf;

     (b) references to a clause or schedule are to a clause of or a schedule to this Agreement, references to this Agreement include its schedules and references in a schedule or part of a schedule to a paragraph are to a paragraph of that schedule or that part of that schedule;

     (c) references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties;

     (d) words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons and references to a party or the parties or any of them are to a party or the parties (as the case may be) to this Agreement, unless otherwise provided herein;

     (e) the contents table and the descriptive headings to clauses, schedules and paragraphs are inserted for convenience only, have no legal effect and shall be ignored in the interpretation of this Agreement; and

     (f) the words "herein", "hereof" and "hereunder" and other words of similar import, refer to this agreement as a whole, and not to any particular provision.

1.3 In this Agreement, unless the context otherwise requires, a reference to any enactment (meaning any statute or statutory provision (whether of the United Kingdom or elsewhere), subordinate legislation, as defined by section 21(1) Interpretation Act 1978, and any other subordinate legislation made under any such statute or statutory provision) shall be construed as including a reference to that enactment as re-enacted, replaced or modified from time to time, whether before, on or after the date hereof.

2 PURPOSE OF THIS AGREEMENT (INCLUDING CONDITIONS PRECEDENT AND RELATED UNDERTAKINGS)
     ---------------------------------------------------------------------

2.1  This is an Agreement for the sale and purchase of the Sale Shares.

2.2  ((a)) The obligations of the parties for the sale and purchase of the Sale
           Shares under this Agreement are conditional on (subject to clause
           2.4):

          (i)  FCC Consent being obtained;

          (ii) other than in connection with any matter relating directly or indirectly to the transfer to the Purchaser of any Licence, no Agency or person (including, but not limited to, any present or former owner of any capital stock or equity interest in the Vendor (whether through a derivative action or otherwise)) having taken, instituted, implemented or threatened any action, proceeding, suit, investigation or reference or made, proposed or enacted any statute, regulation or order which seeks, or would or might reasonably be expected, to (i) challenge, restrain, enjoin, hinder, restrict or delay this Agreement or the consummation of the transaction contemplated hereby or impose additional conditions or obligations with respect to this Agreement or the transactions contemplated hereby; (ii) impose monetary or other relief by reason of this Agreement or the consummation of the transactions contemplated hereby; or (iii) limit, adversely affect or impose any obligations, undertakings or conditions with respect to, the

               Purchaser's ownership or control of the Sale Shares or the conduct of the business of the Group;

          (iii)the consent given by El Camino (Leasing) Ltd. on 5 August 1998 to the change of control of the Group not being withdrawn;

          (iv) the completion by the Group of the download of the Timeplex Software relating to ST1000 to resolve the four problems in the existing Timeplex software identified in Table 2 of the disclosure against warranty number 13.2 in the Disclosure Letter thereby providing Timeplex hardware/software platform stability;

     (b) the obligations of the Purchaser for the purchase of the Sale Shares under this Agreement is conditional on (subject to clause 2.4):

          (i) the preparation of the US GAAP Financials and their delivery to the Purchaser in draft form five days prior to Completion together with a letter from the Auditors to the Company in the agreed form;

          (ii) there having been prior to Completion (A) no material breach of the Warranties or material misrepresentation by the Vendor in each case which has or is likely to have a material adverse effect on the valuation placed by the Purchaser on the Group taken as a whole, material adverse effect for these purposes being a reduction in such valuation at least equivalent to (pound)4,500,000 and (B) no material breach by the Vendor of any of its covenants under this Agreement including under clause 2.6, and (C) no breach of any part of Warranty 22; and

          (iii)each of the Warranties contained in paragraphs 1.1, 1.2(a) and
               7.3 and in the final sentence of paragraph 2.4 of schedule 4 being true and accurate at Completion and the Warranty contained in paragraph 7.1(d)(ii) of schedule 4 being true and accurate at Completion save that such Warranty shall be deemed to have effect only in respect of any Encumbrance which is a mortgage, charge, pledge, assignment by way of security or lien, other than a lien arising in the ordinary course of business by statute or operation of law which is not material to the Business, (or equivalent security under the laws of any country outside England and Wales) and none of the other matters set out in the definition of Encumbrance in paragraph 4.1 of schedule 4.

2.3 ((a))The Purchaser and the Vendor shall use their respective best efforts to procure fulfilment of the Conditions on or before 30 September 1998 including the preparation and execution of a joint application for the FCC Consent and the preparation of the US GAAP Financials; provided that neither the Purchaser nor its affiliates shall be required or obliged (i) to initiate, pursue or defend any litigation (or threatened litigation), (ii) to agree or otherwise become subject to any material limitation on (A) the right of the Purchaser or its affiliates to effectively control or operate the Group or the Business; (B) the right of the Purchaser or its affiliates to acquire or hold the Group or the Business; or (C) the right of the Purchaser to exercise full rights of ownership of the Group or the Business, or (iii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any material part of the business, the assets, or operations of the Purchaser, any affiliates of the Purchaser or any Group Company or the Business and neither the Vendor nor its affiliates shall be required or obliged to initiate, pursue or defend any litigation (or threatened litigation), or to take an action or make any filing which it is unreasonable for them to be expected to do;

     (b) The Vendor shall promptly notify the Purchaser in writing of any event or fact of which it becomes aware prior to the Completion Date and which represents (or which will, upon the passage of time or the occurrence of Completion, result in) a material breach of any of its representations, warranties, covenants or agreements contained herein or give rise to a liability under the Taxation Deed or which would indicate a reasonable likelihood that the Conditions will fail to be satisfied on the Completion Date and any such notification shall not be and shall not be deemed to be a disclosure for the purposes of qualifying or limiting the liability of the Vendor hereunder or thereunder;

     (c) The Vendor shall procure that the Group maintains in full force and effect on their current terms the policies of insurance listed in the Disclosure Letter, subject only to variations required by the ordinary operations of the Business, or else shall obtain, prior to the lapse of any such policy, substantially similar insurance with insurers of recognised standing. The Vendor shall promptly advise the Purchaser in writing of any change of insurer or type of coverage in respect of the policies listed in the Disclosure Letter; and

     (d) The Vendor shall give and shall procure (to the extent that it is able) that the Company and the Subsidiaries give the Purchaser, the Purchaser's Solicitors, the Purchaser's Accountants and other representatives full access during normal business hours to all of the Group Company's properties, books, tax returns, contracts, commitments, records, officers, personnel and accountants and shall furnish to the Purchaser all such documents and copies of documents and all information with respect to the affairs of the Company and the Subsidiaries as the Purchaser may reasonably request. Pending Completion, the Purchaser shall preserve the confidentiality of any information provided by any Group Company or the Vendor (whether before or after the date hereof) to the Purchaser relating to the Group which is confidential in nature and, if Completion does not take place, will return all such information to the Vendor.

2.4 ((a)) The Purchaser reserves the right to waive (to such extent as it may think fit) the Conditions.

     (b) Any waiver by the Purchaser under this clause 2.4 is without prejudice to any other rights which the Purchaser may have under this Agreement.

2.5  [DELETED]

2.6 The Vendor shall procure that pending Completion (except with the prior written consent of the Purchaser (not to be unreasonably withheld or delayed)):

     (a) the Business will be conducted only in the ordinary course and consistent with past practice, including billing, and collection practices, supply transactions and payment of accounts payable; the Company and all of the Subsidiaries will use reasonable endeavours to maintain their property, equipment and other assets in at least as good order and condition as existed on the date of this Agreement; and the Company and all of the Subsidiaries will duly comply in all material respects with the provisions of all their leases, agreements, contracts, Licences, Permits and commitments, will maintain in full force and effect and comply with all Permits and will comply in all material respects with all laws applicable to the Business or their assets;

     (b) all reasonable efforts are taken to preserve the Business, to keep available to the Purchaser and the Group the services of the present officers and employees of the Company or any of the Subsidiaries, and to preserve the goodwill of the suppliers, customers and others having business relations with the Company or any of the Subsidiaries;

     (c)  no Group Company will:

          (i) resolve to change its name or amend its Articles of Association, Memorandum of Association or equivalent organisational documents or amend any rights attaching to its shares or pass any resolution or obtain any consent from its members in a general meeting;

          (ii) allot or issue or agree to allot or issue any shares or any securities or grant or agree to grant rights which confer on the holder any right to acquire any shares or other such interests;

          (iii)enter into, or vary the terms of, any contract or commitment, except those made or varied in the ordinary course of business, the terms of which are consistent with past practice and reasonable in light of current conditions;

          (iv) enter into any employment or consulting contract or arrangement with any person whose remuneration is in excess of (pound)25,000 per annum or appoint any director or other officer;

          (v)  sell, transfer, lease or otherwise dispose of any of its assets;

          (vi) incur, create, assume or suffer to exist any mortgage, pledge, lien, restriction, encumbrance, encroachment, covenant, condition, claim, security interest, charge or other matter affecting use or title on any of its assets or other property;

          (vii)fail to pay when due all taxes, assessments, governmental charges or levies imposed upon it or its income, profits or assets or otherwise required to be paid by it, or fail to pay when due any liability or charge which, if unpaid, might become a lien or charge upon any of its assets;

          (viii)make, change or revoke any tax claim election or disclaimer or make any agreement or settlement with any relevant taxation authority;

          (ix) declare or pay any dividend, or other distribution in respect of any class of its share capital, or make any payment to redeem, purchase or otherwise acquire, or call for redemption or otherwise reduce, any of such share capital or any securities convertible into or exchangeable for such share capital;

          (x) increase or otherwise change the remuneration, benefits or compensation payable or to become payable to any officer, employee, consultant or agent from the rates set forth in the Disclosure Letter or dismiss any such person other than for just cause or change the terms of employment or engagement of any such person;

          (xi) make or authorise the making of any single item of capital expenditure (other than capital expenditure in the ordinary course of business and consistent with past practice) exceeding (pound)15,000;

          (xii)incur any indebtedness for borrowed money or other obligation for money borrowed other than pursuant to clause 2.7;

          (xiii)waive or permit the loss of any substantial right;

          (xiv)give any surety, indemnity or guarantee or otherwise become or remain contingently liable in connection with any liability or obligation of any person other than another Group Company;

          (xv) loan or advance funds (other than to another Group Company) or make an investment in or capital contribution to, or participate in the business of, any person, firm, company, partnership or joint venture;

          (xvi)sell, transfer, assign, mortgage, pledge, encumber or otherwise dispose of the share capital of any of the Subsidiaries;

          (xvii)save as required by this Agreement, enter into or vary the terms of any contract, agreement or commitment with or to any member of the Marshall's Group or repay the Marshalls Indebtedness; or

          (xviii)enter into any agreement to do any of the foregoing.

2.7 Pending Completion, the Vendor will procure that the Group Companies will continue to be provided with sufficient working capital (not exceeding (pound)175,000) to carry on the Business in the ordinary course and normal course such working capital to be provided by way of loans on the same terms as the loans currently outstanding and due to members of the Marshalls Group (other than Group Companies) from Group Companies.

2.8  [DELETED]

2.9 After the date hereof, Vendor and Vendor Guarantor will, and both will procure that the Company and the Auditors provide such reasonable assistance as shall be requested by the Purchaser in the preparation of audited or unaudited financial statements of the Group for any period or periods required by United States federal securities laws and regulations to be included in a registration statement relating to the registration of any securities by the Purchaser or affiliates of the Purchaser. Such financial statements will be in a form suitable for filing with the Securities and Exchange Commission and will be in compliance with Regulation S-X under the Securities Act of 1933 and shall be accompanied by any certification or other documentation (including an independent accountant's report, comfort letter and consent) reasonably requested by the Purchaser. The Purchaser shall reimburse to the Vendor its out of pocket expenses (not exceeding (pound)40,000) which the Vendor incurs in connection with the Auditors assisting with the preparing of such financial statements. Prior to Completion and in addition to the Vendor's obligations under clause 2.3, if any consent, approval, filing or notice is required by any third party or any governmental, judicial, administrative or regulatory body, authority or organisation, then the Vendor and Vendor Guarantor shall, and will procure that the Group shall, use their reasonable efforts to assist the Purchaser in obtaining any such consent or approval and in preparing any such filing or notice.

3    SALE OF THE SALE SHARES
     -----------------------

3.1 The Vendor shall sell to the Purchaser and the Purchaser shall relying on the Warranties and other obligations of the Vendor and the Vendor Guarantor hereunder, purchase from the Vendor the Sale Shares.

3.2 The Vendor shall sell and transfer the Sale Shares with full title guarantee and free of all Encumbrances (known or unknown).

3.3 Title to, beneficial ownership of, and any risk attaching to, the Sale Shares shall pass on Completion, and the Sale Shares shall be sold and purchased together with all rights and benefits attached or accruing to them at Completion (including the right to receive all dividends, distributions or any return of capital declared, paid or made on or after Completion).

3.4 The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

4    CONSIDERATION
     -------------

4.1  The consideration for the sale of the Sale Shares shall be:

     (a) the payment in cash on Completion by the Purchaser to the Vendor of the amount of(pound)21,500,000 less the amount of the On Demand Marshalls Indebtedness; and

     (b) the execution by the Purchaser and the Purchaser Guarantor of the IXnet Note and the payment of such amounts as may become due thereunder.

4.2  [DELETED]

5    COMPLETION
     ----------

5.1 Completion shall take place at the offices of the Vendor's Solicitors or at such other place as the parties may agree at or before 12 noon on the Completion Date when all (but not part only unless the parties shall so agree) of the following business shall be transacted:

     (a)  The Vendor shall deliver to the Purchaser:

          (i) transfers in respect of the Sale Shares duly executed and completed in favour of the Purchaser or as it may direct or have directed, together with the certificates therefor;

          (ii) duly executed transfers (in favour of such person or persons as the Purchaser may direct or have directed) of all shares or other interests in the Subsidiaries not registered in the name of the Company or any other Group Company, together with the certificates of all shares in the Subsidiaries;

          (iii) a deed of release in the agreed form in favour of the Company from BTM (Europe) Limited in relation to a Deed of Charge and a Guarantee entered into by the Company on 15 December 1993 in relation to loan facilities made available to the Marshalls Group;

          (iv) deeds of release in the agreed form (with such changes as may be required to reflect local jurisdictional legal requirements) in favour of Saturn Global Network Services Pty Limited from BTM (Europe) Limited (formerly Bank of Tokyo International Limited) relating to a Guarantee and two Deeds of Charge each dated 16 December 1993 and made by, inter alia, Saturn Global

               Network Services Pty Limited in favour of Bank of Tokyo - Mitsubishi (UK) Limited in relation to loan facilities made available to the Marshalls Group;

          (v) a deed of release in the agreed form in favour of Saturn Global Network Services (UK) Limited from BTM (Europe) Limited (formerly the Bank of Tokyo International Limited) in relation to a Deed of Charge and a Guarantee entered into by Saturn Global Network Services (UK) Limited on 28 April 1998 in relation to loan facilities made available to the Marshalls Group;

          (vi) a partial deed of release (relating to the Sale Shares) in the agreed form in favour of the Vendor Guarantor, M.W. Marshall & Company Limited and the Vendor from BTM (Europe) Limited in relation to Deeds of Charge entered into by each of the Vendor Guarantor, the Vendor and M.W. Marshall & Company Limited on 15 December 1993 in relation to loan facilities made available to the Marshalls Group;

          (vii)a partial deed of release (relating to shares in Saturn Global Network Services (USA) Inc.) in the agreed form (with such changes as may be required to reflect local jurisdictional legal requirements) in favour of M.W. Marshall Inc. from BTM (Europe) Limited in relation to a Pledge and Security Agreement entered into by M.W. Marshall Inc. on 15 December 1993 in relation to loan facilities made available to the Marshalls Group;

          (viii)a partial deed of release (relating to shares in Saturn Global Network Services Pty Limited) in the agreed form (with such changes as may be required to reflect local jurisdictional legal requirements) in favour of M.W. Marshall and Company Pty Limited from BTM (Europe) Limited in relation to two Deeds of Charge entered into by, inter alia, M.W. Marshall and Company Pty Limited on 16 December 1993 in relation to loan facilities made available to the Marshalls Group;

          (ix) a partial deed of release (relating to shares in Saturn Global Network Services (Hong Kong) Limited) in the agreed form (with such changes as may be required to reflect local jurisdictional legal requirements) in favour of M.W. Marshall (Hong Kong) Limited from BTM (Europe) Limited in relation to a Deed of Charge entered into by M.W. Marshall (Hong Kong) Limited on 15 December 1993 in relation to loan facilities made available to the Marshalls Group;

          (x) the Taxation Deed duly executed by the Vendor and the Vendor Guarantor;

          (xi) confirmation in writing and in the agreed form from the Vendor Guarantor to the Purchaser confirming that, save for (A) the Marshalls Indebtedness; (B) specified amounts outstanding in respect of the Head Office Services provided to the Group during the 45 day period immediately prior to Completion; and (C) obligations arising pursuant to the provision of services by the Group to any member of the Marshalls Group (other than any Group Company) (but excluding any liability for breaches and for defaults by any member of the Group in respect of such services), no member of the Group has any obligation or liability whatsoever to any member of the Marshalls Group (other than any Group Company) and irrevocably and unconditionally releasing the Company and the Subsidiaries from, and indemnifying them against, all obligations, undertakings, liabilities and indebtedness to the Marshalls Group (other than any Group Company);

          (xii)the common seals, all blank and cancelled stock certificates (if any), certificates of incorporation and copies of the Memoranda and Articles of Association (containing copies of all such resolutions and agreements as are referred to in section 380 of the CA 1985) or equivalent constitutional documents of each of the Company and the Subsidiaries and their registers and books required by CA 1985 or other relevant laws to be kept by each of them all of which shall be written up to a date as close as is reasonably practicable to the Completion Date;

          (xiii)certificates from each of the banks at which the Company and the Subsidiaries maintain accounts of the amounts standing to the credit of such accounts at close of business on the second business day preceding Completion together with a list of all unpresented cheques and uncleared lodgements which upon presentation or clearance would be debited or credited to such accounts;

          (xiv) the Marshalls Contracts duly executed by the Vendor Guarantor;

          (xv) a letter signed by the Vendor in the agreed form confirming that there are no matters or things which have arisen or become known to it which ought to be notified to the Purchaser in accordance with clause 2.3(b) or giving full details of any such matters or things;

          (xvi)a letter signed by the Vendor in the agreed form certifying the amount of the Overdue Marshalls Receivable; and

          (xvii)the US GAAP Financials and a new version of the Accounts (prepared in accordance with UK GAAP) with an unqualified report of the Auditors.

     (b)  The Vendor shall:

          (i) cause the transfers mentioned in clause 5.1(a) to be resolved to be registered (subject only to their being duly stamped) in accordance with the Articles of Association of the Company;

          (ii) cause such persons as the Purchaser may nominate 5 days prior to Completion to be validly appointed as Directors and as Secretary of the Company;

          (iii) on such appointments being made, cause the persons named in part A of schedule 3 to cease to be Directors and the person named in part B of schedule 3 to cease to be Secretary of the Company and cause the persons named in part C of schedule 3 as retiring directors and part D of schedule 3 as retiring secretary of each of the Subsidiaries to cease to be directors and secretary of such Subsidiaries and further cause all such persons to deliver to the Purchaser their written resignations of their respective offices and letters (executed as deeds) in the agreed form acknowledging that they have no claim outstanding for compensation for loss of office or otherwise howsoever, including redundancy and unfair dismissal (other than in the case of any such persons who are employees of a Group Company who will not be required to waive any claims which they may have pursuant solely to their contracts of employment with a Group Company) and releasing the Group from any such claims;

          (IV) [DELETED]

          (V)  [DELETED]

          (vi) procure the execution and delivery to the Group of new employment contracts in the agreed form by those employees referred to in
               Part I of schedule 3; and

          (vii) alter the accounting reference periods of each Group Company to 30 September.

     (c)  The Purchaser shall:

          (i) pay the amount of (pound)21,500,000 less the amount of the On Demand Marshalls Indebtedness by electronic funds transfer for value on the day of Completion to the Nominated Account;

          (ii) procure that the relevant Group Companies will forthwith repay all of the On Demand Marshalls Indebtedness and procure that an amount equal to the On Demand Marshalls Indebtedness is paid by electronic funds transfer for value on the day of Completion to the Nominated Account;

          (iii) deliver to the Vendor, duly executed on behalf of the Purchaser and the Purchaser Guarantor, a copy of the deed constituting the IXnet Note and issue the Ixnet Note to the Vendor; and

          (iv) deliver to the Vendor, duly executed on behalf of the Purchaser and the Purchaser Guarantor, a copy of the deed constituting the SGN Notes and procure that the Company will issue the SGN Notes as directed by the Vendor.

          Payment of the Purchase Price as provided for by sub-paragraphs (i) and (ii) above shall constitute a good discharge to the Purchaser in respect of it.

5.2 ((a)) If the Purchaser shall fail to comply with any of its obligations under the preceding provisions of this clause 5 on the Completion Date the Vendor may:

          (i) defer Completion to a business day not more than 5 days after that date and, if the Purchaser shall fail to comply with any such obligations on such later date, at the Vendor's option, rescind this Agreement or follow the procedure set out in clause 5.2(a)(ii); or

          (ii) proceed to Completion so far as practicable but without prejudice to the Vendor's rights (whether under this Agreement generally or under this clause) to the extent that the Purchaser shall not have complied with its obligations hereunder.

     (b) Clause 5.2(a) shall be deemed to be repeated herein with the substitution of:

          (i)  "the Purchaser" for "the Vendor";

          (ii) "the Vendor" for "the Purchaser"; and

          (iii) "5.2(b)(ii)" for "5.2(a)(ii)".

6    POST-COMPLETION MATTERS
     -----------------------

6.1 The Vendor hereby declares that for so long as it remains the registered holder of any of the Sale Shares after Completion it will:

     (a) hold the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them in trust for the Purchaser and its successors in title;

     (b) deal with and dispose of the Sale Shares and all such dividends, distributions and rights as are described in clause 6.1(a) as the Purchaser or any such successor may direct;

     (c)  if so requested by the Purchaser or any such successor:

          (i) vote at all meetings which he shall be entitled to attend as the registered holder of the Sale Shares in such manner as the Purchaser or any such successor may direct; and

          (ii) execute all instruments of proxy or other documents which the Purchaser may reasonably require and which may be necessary or desirable or convenient to enable the Purchaser or any such successor to attend and vote at any such meeting.

6.2 ((a)) The Vendor and the Vendor Guarantor agree that they will procure that:

          (i) for a period of three months after Completion (or in the case of the accounting or payroll services provided by the Marshalls Group to the Group, such additional period not exceeding a further three months, as the Purchaser shall reasonably request) any services made available to any Group Company by any member of the Marshalls Group (as set out in the Disclosure Letter but excluding those services which it is expressly stated will be discontinued the "Discontinued Services") will continue to be made available on the same basis (including as to cost) as prior to Completion;

          (ii) for a period of six months after Completion (but excluding for these purposes the premises in Hong Kong operated by the Vendor) any property sub-let to any Group Company by any member of the Marshalls Group, subject to the relevant company in the Marshalls Group retaining the right to sub-let such property will continue to be sub-let on the same basis (including as to cost) as prior to Completion;

          (iii) for a period of three months after Completion, the persons previously providing the Discontinued Services shall be made available at the Purchaser's reasonable request to assist in the transition of the Discontinued Services to the Group or the Purchaser; and

          (iv) for a period of three months after Completion, or such additional period not exceeding a further three months as the Purchaser shall reasonably request, assist in the transition of any computing services, including accounting and payroll, from the Marshalls Group's computer systems to the Group's or the Purchaser's computer systems.

     (b) The Purchaser agrees to indemnify the Vendor and any other member of the Marshalls Group and their respective directors, officers, employees and agents and keep them fully and effectively indemnified against all actions, proceedings, losses, costs, claims, damages, liabilities and expenses which any of such persons may suffer or incur in respect of any claim made as a result of any damage caused to the property sub-let by the Marshalls Group to any Group Company pursuant to clause 6.2(a)(ii) or to any property or assets of any member of the Marshalls Group or any property or assets which may be made available for use by any member of the Group pursuant to clause 6.2(a)(i) or any injury caused to any person for or to whom any member of the Marshalls Group is responsible or for which any member of the Marshalls Group may be vicariously liable, which damage or injury is caused by any member of the Group or their respective directors, officers, employees or agents or by any person for whom any member of the Group may be vicariously liable in each case in connection with the provision of the services and sub-letting of property referred to above and to expressly, irrevocably and unconditionally waive any claims which the Purchaser may have against the Vendor and any other member of the Marshalls Group or their respective directors, officers, employees or agents in respect of the provision of the services and sub-letting of property referred to above, in each case other than in respect of matters arising through the negligence or wilful default of any such person.

6.3 ((a)) On or before the second business day prior to the Completion Date, the Vendor will provide the Purchaser with a written estimate of the Working Capital Adjustment (the "Estimated Working Capital Adjustment"). Such written estimate shall set forth the detail of, and backup for, the amounts necessary to calculate the Working Capital Adjustment. Such amounts shall be based on the Vendor's good faith estimates and shall be presented in substantially the agreed form.

     (b) Within sixty (60) business days after the Completion Date, the Purchaser shall prepare and deliver to the Vendor a statement (the "Final Adjustment Statement") setting forth and detailing the Working Capital Adjustment. The Final Adjustment Statement shall be based on amounts prepared in accordance with UK GAAP.

     (c) The Final Adjustment Statement shall be final, binding and conclusive on the parties hereto unless the Vendor notifies the Purchaser in writing within twenty (20) business days after the receipt of the Final Adjustment Statement of a disagreement therewith (which notice shall state with reasonable specificity the reasons for any disagreement and the amount in dispute); provided that the Vendor may dispute the amounts on the Final Adjustment Statement only on the basis that the Final Adjustment Statement was not prepared in accordance with this clause 6.3 or that the amounts used to prepare the Final Adjustment Statement were not determined in accordance with UK GAAP.

     (d) In the event of such a dispute, the Vendor and the Purchaser shall attempt in good faith to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the Vendor and the Purchaser are unable to resolve their disputes within twenty (20) business days of the Vendor's written notice of dispute to the Purchaser, the parties shall submit the items remaining in dispute for resolution to a partner in a mutually acceptable and recognised independent international accounting firm with offices in the United Kingdom, or, if the parties are unable to agree, the President of the Institute of Chartered Accountants in England and Wales (the "Independent Accountant"), and within thirty
          (30) business days after such submission, the Independent Accountant shall determine and report to the parties upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties hereto. Such determination by the Independent Accountant shall be limited to determining whether the Final Adjustment Statement was prepared in accordance with this clause 6.4 or that the amounts used to prepare the Final Adjustment Statement were not determined in accordance with UK GAAP. If the Independent Accountant determines that the Final Adjustment Statement was not prepared in accordance with this clause 6.3 or that the amounts used to prepare the Final Adjustment Statement were not determined in accordance with UK GAAP, the Independent Accountant shall provide to the parties the corrected amounts that should have appeared on the Final Adjustment Statement. The fees and expenses of the Independent Accountant shall be borne by the Vendor and the Purchaser equally.

     (e) If the Working Capital Adjustment as finally determined pursuant to this clause 6.3 is greater than the Estimated Working Capital Adjustment, then (i) the amount of the difference between the Working Capital Adjustment and the Estimated Working Capital Adjustment shall be offset against the principal amount outstanding pursuant to the provisions of the IXnet Note, (ii) no accrued but unpaid interest shall be paid with respect to the amount of such adjustment and (iii) any interest relating to such amounts paid to any holder of the IXnet Note shall be offset against any future payments of principal or interest pursuant to the IXnet Note. If the Estimated Working Capital Adjustment as finally determined pursuant to this clause 6.3 is greater than the Working Capital Adjustment, then the Purchaser shall pay the amount of the difference between the Estimated Working Capital Adjustment and the Working Capital Adjustment to the Vendor within three business days after such final determination. Payments to be made hereunder by the Purchaser or the Vendor, as the case may be, shall be made in cash by electronic funds to the account or accounts designated in writing.

7    WARRANTIES
     ----------

7.1 The Vendor hereby represents and warrants to the Purchaser in the terms set out in schedule 4 (subject to clause 7.2 and to the Vendor protection provisions set out in schedule 5).

7.2 Each of the paragraphs in schedule 4 shall be construed as a separate and independent representation and/or warranty.

7.3 The Warranties shall not in any respect be extinguished or affected by Completion.

7.4 The provisions of schedule 5 shall have effect to limit the liability of the Vendor, where expressly provided, pursuant to this Agreement and the Taxation Deed.

7.5 The Purchaser hereby acknowledges that it has not entered into this Agreement in reliance on any warranties, representations, covenants, undertakings or indemnities howsoever or by whosoever or to whomsoever made except insofar as they are contained in this Agreement, the Taxation Deed or the Marshalls Contracts or letter delivered pursuant to this Agreement in the agreed form save for any misrepresentation which was fraudulently made and any representation which the Vendor knew at the time it was made was inaccurate or misleading in any material respect.

7.6 Without prejudice to the generality of clause 7.5 the Purchaser irrevocably and unconditionally waives any right it may have to claim damages and/or to rescind this Agreement for any misrepresentation not contained in this Agreement or letter delivered pursuant to this Agreement in the agreed form or for breach of any warranty not contained in this Agreement unless such misrepresentation was fraudulently made or such representation was known by the Vendor at the time it was made to be inaccurate or misleading in any material respect.

7.7 References to "(pound)" in schedule 4 shall, in relation to any amount calculated in a currency other than pounds sterling, be construed as references to the equivalent in pounds sterling of such other currency at the date hereof.

7.8 Where a Warranty is qualified by reference to the knowledge, information or belief of the Vendor then the relevant Warranty shall be deemed to be so qualified after due and careful enquiry by the Vendor of the senior management and Directors of the Company and the Subsidiaries, the senior management of the Vendor and the Vendor Guarantor who participate in the management or operations of the Group Companies (including any employees of the Vendor or Vendor Guarantor who are directors of the Company) and the Auditors and due and careful consideration of any documentation indicated to be relevant by any such person and the Purchaser expressly acknowledges that no further enquiry shall be undertaken by the Vendor or be necessary to prevent a breach of any such Warranty.

7.9 The Vendor and the Vendor Guarantor agree with the Purchaser for itself and as trustee for the Company and the Subsidiaries and each of their respective officers, employees and agents irrevocably and unconditionally to waive any rights, remedies or claims which they may have in respect of any misrepresentation or omission from any information or advice supplied or given by the Company and the Subsidiaries or their respective officers, employees or agents on which either of them has relied in giving the Warranties or agreeing to enter into the Taxation Deed or otherwise in connection with the Warranties, provided that the waiver by the Vendor and the Vendor Guarantor of such rights, remedies and claims shall not apply to any claim which may be made by the

     Vendor or the Vendor Guarantor against the following employees of Group Companies in respect of a misrepresentation which was fraudulently made by any such employee or which was made with actual knowledge that the representation was false (provided that the Vendor or the Vendor Guarantor was not aware that it was so made) unless and until an aggregate amount equivalent to that set opposite his name below shall have been paid by such employees to the Vendor or the Vendor Guarantor (in aggregate):

                EMPLOYEE                            AMOUNT
                --------                            ------
               P.N. Hase                        (pound)50,000

             G.D. Lenehan                       (pound)50,000

              A.A. Kelton                       (pound)50,000

               M. Curran                        (pound)50,000

7.10 The Purchaser represents and warrants to the Vendor and the Vendor Guarantor that this Agreement will, when executed, constitute legal, valid and binding obligations of the Purchaser, enforceable in accordance with its terms.

8    RESTRICTIVE COVENANTS
     ---------------------

8.1 The Vendor Guarantor undertakes with the Purchaser for itself and for the benefit of each Group Company that without the prior consent in writing of the Purchaser it will not (and will procure that no member of the Marshalls Group (whilst it remains such a member) nor any affiliate of any member of the Marshalls Group (whilst it remains such an affiliate) will), for a period of 3 years from the date of Completion in any country in which the Group carries on the Business at the Completion Date or in any country in which the Group has advanced plans to carry on the Business after the Completion Date:

     (a) in relation to the Restricted Services or any of them, directly or indirectly solicit or canvass orders from, or deal with or supply such services to, any person, firm, company or other organisation who:

          (i) was a customer of the Company or any other Group Company at any time during the 2 years prior to Completion; or

          (ii) at the date of Completion was in the process of negotiating or contemplating doing business with the Company or any other Group Company, or

     (b) directly or indirectly solicit or entice away or endeavour to solicit or entice away from the Company or any other Group Company any director, manager, technical employee or salesman or other person employed or otherwise engaged by that Group Company during the 12 months period prior to Completion.

8.2 The Vendor Guarantor undertakes with the Purchaser that it will not (and will procure that no member of the Marshalls Group (whilst it remains such a member) will) at any time after Completion engage in any trade or business or be associated with any person firm or company engaged in any trade or business using the name "Saturn" or "SGN" or any similar name or names or any colourable imitation thereof.

8.3 ((a)) The Vendor and the Vendor Guarantor hereby covenant, agree and undertake with the Purchaser, for itself and for the benefit of each Group Company, that from and after the Completion Date and until the third anniversary of the Completion Date, neither the Vendor, the Vendor Guarantor nor any member of the Marshalls Group other than M.W. Marshall Singapore Private Limited (after it ceases to be an indirect subsidiary of the Vendor Guarantor) nor any affiliate of any member of the Marshalls Group shall directly, or indirectly, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, any person, firm, company, partnership, joint venture or other business whatsoever that engages, in any country in which the Group carries on the Business at the Completion Date, in a business the same as or similar to or in competition with the Business or any part thereof, provided, however, that nothing herein shall prohibit the Vendor and the Vendor Guarantor or the Marshalls Group or any affiliate of any member of the Marshalls Group from owning not more than 3% of any class of securities of a publicly traded company engaged in such a business so long as neither the Vendor, Vendor Guarantor, any member of the Marshalls Group nor any affiliate of any member of the Marshalls Group participates in any way in the management, operation or control of such entity; provided further that, nothing herein shall prohibit the Vendor or the Vendor Guarantor or any other member of the Marshalls Group from (i) establishing and operating a communications network for the purpose solely of disseminating Marshalls Group market data and transactional information (which transactional information may include Marshalls Group transactional data and other raw transactional information to the extent not consolidated or summarised by any person other than a member of the Marshalls Group) solely to Marshalls customers, or (ii) subject to clause 8.3(b) having an interest in a third party which is not a member or affiliate of the Marshalls Group (the "Consortium Provider") that establishes and/or operates a communications network for the purpose of disseminating Marshalls Group market data and Marshalls Group transactional information, together with the dissemination of (A) data and information of other entities (or other affiliates) which have an interest in the Consortium Provider which are not part of the Marshalls Group (which transactional information may include transactional data of any entity with an interest in the Consortium Provider (or their respective affiliates) ("Consortium Member") and other raw transactional information to the extent not consolidated or summarised by any person other than a Consortium Member or (B) other raw transactional information relating to the inter-dealer/money broker business of any other entity which is an inter-dealer/money broker to the extent that such raw transactional information is not consolidated or summarised by any other person.

    ((b))((i)) If (A) any member of the Marshalls Group or any affiliate of the
               Marshalls Group owns directly an aggregate of 40% or more of the voting rights or has the right to receive 40% or more of the profits of a Consortium Provider, and (B) no other person (together with its own holding companies, its subsidiaries, the subsidiaries of its holding companies or any of their respective affiliates) owns a greater percentage of the voting rights than the aggregate voting rights owned by the Marshalls Group and any affiliate of the Marshalls Group, then the Vendor Guarantor shall procure that the Group shall be the Preferred Provider of communication network services for the Consortium Provider.

          (ii) If (A) any member of the Marshalls Group or any affiliate of the Marshalls Group owns directly or indirectly and aggregate of 40% or more of the voting rights or has the right to receive 40% or more of the profits of a Consortium Provider, and (B) any person (together with its own holding companies, its subsidiaries, the subsidiaries of its holding companies or any of their respective affiliates) other than the Marshalls Group or any affiliate of the Marshalls Group owns a greater or equal percentage of the voting rights than the aggregate voting rights owned by the Marshalls Group and any affiliate or the Marshalls Group, then the Marshalls Group shall use its best efforts to procure that the Group shall be the Preferred Provider of communication network services for the Consortium Provider.

          (iii) "Preferred Provider" shall mean that, save for minor enhancements or repairs to a communications network that is either in place on the date hereof or is established after the date hereof but in respect of which the Group has been given the opportunity referred to below and has not been chosen as the provider of the relevant network services, the Consortium Provider shall not acquire communication network services from any third party without first providing to the Group written notice of such communication network services and providing the Group with a reasonable opportunity to tender for the provision of such communication network services.

8.4 The Vendor and the Vendor Guarantor acknowledge that each of the clause 8.1, 8.2 and 8.3 and the sub-clauses thereof constitute a separable and independent covenant and restriction on them, the Marshalls Group and any affiliate of any member of the Marshalls Group and that given the nature of the Business, the covenants contained in such clauses contain reasonable limitations as to time, geographical area and scope of activity to be restricted and do not impose a greater restriction than is necessary to protect and preserve for the benefit of the Purchaser the goodwill of the Business and to protect the legitimate business interests of the Purchaser. If, however, any provision of such clauses or sub-clauses is determined by any non-appealable final order, decree or judgment of any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect or for any other reason, but would be valid if some part thereof were deleted, such provision shall apply with any such deletion as may be necessary to make it valid and effective.

8.5 From and after the Completion Date, the Vendor and the Vendor Guarantor shall, and shall procure that each member of the Marshalls Group and any affiliate of any member of the Marshalls Group shall, keep confidential and not disclose to any other person or use for his or its own benefit or the benefit of any other person (a) any trade secrets or other confidential proprietary information in his or their possession or control regarding the Company, the Subsidiaries or their business and operations and (b) any information concerning this Agreement or the transactions contemplated hereby. The obligations of the Vendor and the Vendor Guarantor under this clause 8.5 shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this section; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority, provided, however, that, in any such case, the Vendor or the Vendor Guarantor shall notify the Purchaser as soon as reasonably practicable prior to disclosure to allow the Purchaser to take appropriate measures to preserve the confidentiality of such information. The obligations of the Vendor and the Vendor Guarantor under sub-paragraph (ii) above shall not apply to the disclosure of any such information to any relevant regulatory body or, provided such disclosure is made subject to appropriate confidentiality restrictions, to any financial institution that provides or proposes to provide loan or other facilities to any member of the Marshalls Group or any affiliate of any member of the Marshalls Group.

8.6 For the purpose of clauses 8.1, 8.2 and 8.3 the phrase "directly or indirectly" means, without prejudice to the generality of the expression, either alone or jointly or as a partner, shareholder, director, executive, employee, consultant, joint venture, investor or in any other capacity.

8.7 From and after the date hereof and unless and until this Agreement has been terminated or rescinded pursuant to its terms, none of the Vendor or the Vendor Guarantor, shall, and the Vendor and Vendor Guarantor shall procure that no member of the Marshalls Group, nor any of its or their respective affiliates, officers, directors, employees, representatives or agents, shall, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information, or assistance to, any person or group of persons (other than Purchaser) concerning any acquisition of an equity interest in, or a merger, consolidation, liquidation, dissolution, disposition of assets (other than in the ordinary course of business and as specifically permitted pursuant to this Agreement) of the Company or any of the Subsidiaries or any disposition of any of the Sale Shares or any of the share capital of the Subsidiaries (other than pursuant to the transactions contemplated by this

     Agreement) (each, an "Acquisition Proposal"), or assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing. The Vendor and the Vendor Guarantor shall, and shall procure that the Group shall, promptly communicate to Purchaser the terms of any Acquisition Proposal which they or any other member of the Marshalls Group or any Affiliate may receive after the date hereof. The Vendor and the Vendor Guarantor represent and warrant to, and covenant and agree with, the Purchaser that neither they nor any member of the Marshalls Group (including for the avoidance of doubt the Company and the Subsidiaries) nor any affiliate of any member of the Marshalls Group have incurred any obligations to any potential acquirer that would be violated by reason of the execution, deliver and consummation of this Agreement.

8.8 Any breach of the provisions of clauses 8.1(a) and/or 8.3 which results from any person becoming a member of the Marshalls Group or an affiliate of any member of the Marshalls Group after the date of this Agreement by reason of acquisition by or of, or merger with, any member of the Marshalls Group as currently constituted where such person carries on, as a subsidiary part of its principal business (being less than 5% of the turnover of the business of the person concerned or turnover of 5 million US dollars per annum (whichever is the lower)), a business which may in any way be the same or similar to the Business or any part thereof (the "Offending Business") shall be disregarded provided that such Offending Business shall have been disposed of within 12 months of such person becoming a member of the Marshalls Group or an affiliate of any member of the Marshalls Group.

9    VENDOR AND PURCHASER GUARANTEE
     ------------------------------

9.1 ((a)) In consideration of the Purchaser and the Purchaser Guarantor entering into this Agreement, the Vendor Guarantor hereby guarantees to the Purchaser the due and punctual performance of all the obligations and liabilities of the Vendor under or otherwise arising out of or in connection with this Agreement and undertakes to keep the Purchaser fully indemnified against all liabilities, losses, proceedings, claims, damages, costs and expenses of whatever nature which the Purchaser may suffer or incur as result of any failure or delay by the Vendor in the performance of any of such obligations and liabilities.

     (b) If any obligation or liability of the Vendor expressed to be the subject of the guarantee contained in this clause ("the Vendor Guarantee") is not or ceases to be valid or enforceable against the Vendor (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of the Vendor or irregular exercise thereof or any lack of authority on the part of any person purporting to act on behalf of the Vendor or any legal or other limitation, disability or incapacity, or any change in the constitution of, or any amalgamation or reconstruction of, or the bankruptcy, liquidation, administration or insolvency of the Vendor), the Vendor Guarantor shall nevertheless be liable to the Purchaser in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Vendor Guarantor were the principal debtor in respect thereof.

     (c) The liability of the Vendor Guarantor under the Vendor Guarantee shall not be discharged or affected in any way by:

          (i) the Purchaser compounding or entering into any compromise, settlement or arrangement with the Vendor, any co-guarantor or any other person; or

          (ii) any variation, extension, increase, renewal, determination, release or replacement of this Agreement, whether or not made with the consent or knowledge of the Vendor Guarantor; or

          (iii) the Purchaser granting any time, indulgence, concession, relief, discharge or release to the Vendor, any co-guarantor or any other person or realising, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies which it may have against the Vendor, any co-guarantor of any other person; or

          (iv) any other matter or thing which, but for this provision, might exonerate or affect the liability of the Vendor Guarantor.

     (d) The Vendor Guarantee is in addition to any other security or right now or hereafter available to the Purchaser and is a continuing security notwithstanding any liquidation, administration, insolvency or other incapacity of the Vendor or the Vendor Guarantor.

9.2  Clause 9.1 shall be deemed to be repeated herein with the substitution of:

     (a)  "Vendor" for "Purchaser"; and

     (b)  "Purchaser" for "Vendor".

9.3 ((a)) The Vendor Guarantor represents and warrants to the Purchaser that this Agreement constitutes and the Taxation Deed and the Marshalls Contracts which are to be delivered at Completion will, when executed, constitute legal, valid and binding obligations of the Vendor Guarantor enforceable in accordance with their respective terms.

     (b) The Purchaser Guarantor represents and warrants to the Vendor and the Vendor Guarantor that this Agreement constitutes legal, valid and binding obligations of the Purchaser Guarantor enforceable in accordance with its terms.

10   CONTINUING EFFECTS OF THIS AGREEMENT
     ------------------------------------

     All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver of any of the Purchaser's rights in relation to this Agreement or the Taxation Deed.

11   ANNOUNCEMENTS
     -------------

     Save as (but only to the extent) expressly required by law or by any relevant regulatory, governmental or quasi-governmental authority, all announcements by, of or on behalf of, any of the parties hereto relating to the sale and purchase of the Sale Shares shall be in terms to be agreed between the parties in advance of issue.

12   RELEASES, WAIVERS ETC.
     ----------------------

     Neither the single or partial exercise or temporary or partial waiver by any party to this Agreement of any right, nor the failure by any such party to exercise in whole or in part any right or to insist on the strict performance of any provision of this Agreement, nor the discontinuance, abandonment or adverse determination of any proceedings taken by any such party to enforce any right or any such provision shall (except for the period or to the extent covered by any such temporary or partial waiver) operate as a waiver of, or preclude any exercise or enforcement or (as the case may be) further or other exercise or enforcement by any such party of, that or any other right or provision.

13   NOTICES
     -------

13.1 Any notice or any other document to be given under this Agreement shall be in writing and shall be deemed duly given if left at, or sent by (i) first class post, airmail, express or other fast postal service or (ii) facsimile transmission to the addresses and facsimile numbers specified in clause
     13.4 below (including, if applicable, any "copy to" addressee) or such other address or facsimile number as any party may by notice to the other parties expressly substitute therefor.

13.2 Notice shall be deemed to be given if sent by first class post, express or other fast postal service, 2 business days after posting or, in the case of posting to an overseas address, 7 business days after posting, and if sent by facsimile transmission when in the ordinary course of the means of transmission it would first be received by the addressee during normal business hours.

13.3 In proving the giving of a notice it shall be sufficient to prove that the notice was left or that the envelope containing such notice was properly addressed and posted or that the applicable means of telecommunications was properly addressed and despatched (as the case may be).

13.4 The addresses and facsimile numbers referred to in clause 13.1 above are:

     (a)  The Vendor and the Vendor Guarantor:
          For the attention of:  The Finance Director
          Address:               Lloyds Chambers
                                 1 Portsoken Street
                                 London E1 8DF
          Facsimile number:      0171 702 3951

(b)      The Purchaser and the Purchaser Guarantor:
         For the attention of:   David Walsh
         Address:                IXNET
                                 Wall Street Plaza
                                 88 Pine Street
                                 New York, NY 10005
         Facsimile number:       001 212 858 7990

         with a copy to:    General Counsel
         Address:                IPC Information Systems, Inc.
                                 Wall Street Plaza
                                 88 Pine Street
                                 New York, NY 10005
         Facsimile number:       001 212 858 7959

14   ENTIRE AGREEMENT
     ----------------

     Save as otherwise agreed in writing by all the parties, this Agreement (together with all documents which are required by its terms to be entered into by the parties or any of them and all other documents which are in the agreed form and are entered into by the parties or any of them in connection with this Agreement) sets out the entire agreement and understanding between the parties in connection with the Company and the sale and purchase and other matters described in it.

15   ALTERATIONS
     -----------

     No purported alteration of this Agreement shall be effective unless it is in writing, refers to this Agreement and is duly executed by each party hereto.

16   COUNTERPARTS
     ------------

     This Agreement may be entered into in the form of two or more counterparts each executed by one or more of the parties but, taken together, executed by all and, provided that all the parties so enter into the Agreement, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, they shall constitute one instrument.

17   SUCCESSORS AND ASSIGNS
     ----------------------

17.1 This Agreement shall be binding on and shall enure for the benefit of the successors in title of each party.

17.2 None of the parties hereto shall be entitled to assign the benefit of any rights under this Agreement save only that the Purchaser shall be entitled to assign the benefit of its rights hereunder to any bank which provides funds to the Purchaser to enable it to pay the Purchase Price or any significant part thereof if (but only if) such bank shall require such assignment as part of its security.

17.3 The Vendor Guarantor shall procure that in the event of the direct or indirect sale or transfer of all or substantially all of the assets of the Vendor Guarantor within four years from the Completion Date the Vendor Guarantor shall, if required by the Purchaser, procure that the purchaser of such assets shall by deed in terms reasonably satisfactory to the Purchaser agree to the assignment of this Agreement to such purchaser of the obligations of the Vendor and the Vendor Guarantor under this Agreement which such purchaser will assume on a joint and several basis with the Vendor and the Vendor Guarantor.

17.4 For the purposes of clause 17.3, substantially all of the assets of the Vendor Guarantor shall mean assets constituting 80% of more of the assets of the Marshalls Group (excluding the Group) on a consolidated basis, either on the basis of book value or fair market value.

18   APPLICABLE LAW AND SUBMISSION TO JURISDICTION
     ---------------------------------------------

18.1 This Agreement shall be governed by and construed in accordance with English law.

18.2 It is hereby agreed that:

     (a) subject to paragraph (c) of this sub-clause, if any party has any claim against another party arising out of or in connection with this Agreement such claim shall be referred to the High Court of Justice in England, to the jurisdiction of which each of the parties hereto irrevocably submits;

     (b) subject to paragraph (c) of this sub-clause, the jurisdiction of the High Court of Justice in England over any such claim shall be an exclusive jurisdiction and no courts outside England shall have jurisdiction to hear or determine any such claim; and

     (c) if in any suit, action or proceeding ("Proceeding") arising out of or in connection with this Agreement an order or injunction is sought (including but not limited to an order for specific performance of any obligations under this Agreement) ordering a party to do or refrain from doing anything in any jurisdiction other than England whether or not damages or other monetary relief are also sought in the same Proceedings, then notwithstanding paragraphs (a) and (b) of this sub-clause such Proceeding may be brought by a Court or competent jurisdiction situated within such other jurisdiction, provided that nothing in sub-clauses (a) and (b) above shall prevent or restrict proceedings in any jurisdiction relating to the enforcement of any judgement already obtained in the High Court of Justice in England.

19   ADDRESS FOR SERVICE
     -------------------

19.1 Each of the Purchaser and the Purchaser Guarantor hereby irrevocably authorises and appoints the Purchaser's Solicitors (or such other person or persons, being a firm of solicitors resident in England, as the Purchaser or the Purchaser Guarantor (as the case may be) may hereafter as regards itself by notice in writing to all the other parties hereto from time to time substitute) to accept on its behalf service of all legal process arising out of or connected with this Agreement and in the case of service to the Purchaser's Solicitors all communications shall be marked for the attention of the Head of the Business Law Department.

19.2 Service of such process on the person for the time being authorised under clause 19.1 to accept it on behalf of the Purchaser or the Purchaser Guarantor (as the case may be) shall be deemed to be service of that process on the Purchaser or the Purchaser Guarantor (as the case may be).

20   COSTS AND EXPENSES
     ------------------

     Each party to this Agreement shall bear the costs and expenses incurred by it in connection with the preparation, negotiation, registration and execution of this Agreement and the consummation of the transactions contemplated hereby.

21   FURTHER ASSURANCE
     -----------------

     The Vendor undertakes to the Purchaser that as soon as possible following Completion it will procure the execution of any document which the Purchaser may reasonably require it to have executed so as to vest effectively the beneficial and legal ownership of the Sale Shares in the Purchaser or as it may direct, free from all liens, charges, encumbrances and adverse claims.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

                                   SCHEDULE 1
                                   ----------

                                   The Company
                                   -----------

Date and place of incorporation:    Incorporated in England and Wales on 9
                                    October 1987

Registered number:                  2176144

Registered office:                  Lloyds Chambers, 1 Portsoken Street,
                                    London E1 8DF

Authorised share capital:           (pound)500,000 divided into 500,000 Ordinary
                                    Shares of(pound)1 each

Issued share capital:               483,100 Ordinary Shares

Directors:                          M.A.S. Bailey
                                    A.A. Kelton
                                    P.N. Hase
                                    D. O'Malley

Secretary:                          H.M. Raver

                                   Schedule 2
                                   ----------

                                The Subsidiaries
                                ----------------



Name:                            Saturn Global Network Services (U.K.) Ltd.

Date and place of Incorporation: 14 March 1997, England

Registered number:               3333840

Registered office:               Lloyds Chambers, 1 Portsoken Street, London E1
                                 8DF

Authorised share capital:        (pound)100 divided into 100 Shares of 100p each

Issued share capital:            1 share fully paid

Directors:                       D. O'Malley
                                 M.A.S. Bailey
                                 P.N. Hase

Secretary:                       H.M. Raver

Name:                               Saturn Global Network Services Pty Ltd.

Date and place of Incorporation:    10 July 1992, Australia

Registered number:                  056 783 852

Registered office:                  Level 6, 83 Clarence Street, Sydney, NSW
                                    2000, Australia

Authorised share capital:           A$1,000,000 divided into 1,000,000 Shares of
                                    A$1 each

Issued share capital:               100,000 Shares fully paid

Directors:                          D. O'Malley
                                    A.A. Kelton
                                    K.J. Hiscox

Secretary:                          M.A. Voyias

Name:                               Saturn Systems Pte Limited

Date and place of Incorporation:    17 April 1997, Singapore

Registered number:                  199702806D

Registered office:                  1 Robinson Road, AIA Tower #19-01, Singapore
                                    048542

Authorised share capital:           S$100,000 divided into 100,000 Shares of S$1
                                    each

Issued share capital:               2 Shares fully paid

Directors:                          D. O'Malley
                                    G.D. Lenehan
                                    Teo Kiang Kok (Resident Director)

Secretary:                          Wendy Lee Su Lin

Name:                               Saturn Global Networks, Inc.

Date and place of Incorporation:    15 July 1994, New York

Registered number:                  13-3784371

Registered office:                  75 Park Place, New York, NY10007, USA

Authorised share capital:           US$1 divided into 100 Shares of US$0.01 each

Issued share capital:               100 Shares fully paid

Directors:                          J.T. Garland
                                    P.N. Hase

Secretary:                          J.T. Garland

Name:                               Saturn Global Network Services (Singapore)
                                    Pte Ltd.

Date and place of Incorporation:    7 June 1996, Singapore

Registered number:                  199604128W

Registered office:                  1 Robinson Road, AIA Tower #19-01, Singapore
                                    048542

Authorised share capital:           S$100,000 divided into 100,000 Shares of S$1
                                    each

Issued share capital:               2 Shares fully paid

Directors:                          D. O'Malley
                                    G.D. Lenehan
                                    Teo Kiang Kok (Resident Director)
                                    M.A.S. Bailey

Secretary:                          Mr. Ng Joo Khin

Name:                            Saturn Global Network Services (Hong Kong) Ltd.

Date and place of Incorporation: 26 September 1995, Hong Kong

Registered number:               526491

Registered office:               2903 Edinburgh Tower, Landmark Building,
                                 Hong Kong

Authorised share capital:        HK$1000 divided into 1000 Shares of HK$1 each

 Issued share capital:           1000 Shares fully paid

Directors:                       D. O'Malley
                                 G.D. Lenehan
                                 M.A.S. Bailey

Secretary:                       Sekots & Company Limited

Name:                            Saturn Global Network Services (Japan) Ltd.

Date and place of Incorporation: January 1996, Japan

Registered number:               Not applicable

Registered office:               10th Floor, Nippon Building, Ohtemachi, Chiyoda
                                 Ku, Tokyo, Japan

Authorised share capital:        Yen 40,000,000 divided into 800 shares of Yen
                                 50,000 each

Issued share capital:            200 shares fully paid

Directors:                       D. O'Malley
                                 G.D. Lenehan
                                 Kazunori Kanoh (Resident Director)

Secretary:                       Not applicable

Name:                              SGN Employee Trustee (Jersey) Limited

Date and place of Incorporation:   2 January 1998, Jersey Channel Islands

Registered number:                 70535

Registered office:                 PO Box 87, 22 Grenville Street, St. Helier,

                                   Jersey JE4 8PX, Channel Islands

Authorised share capital:          (pound)10,000 divided into 10,000 ordinary
                                   shares of(pound)1 each

Issued share capital:              10 ordinary shares of(pound)1 each fully paid

Shareholder:                       Juris Limited & Lively Limited

Directors:                         J.D.P. Crill
                                   N.C. Davies
                                   M.A.S. Bailey

Secretary:                         Mourant & Co. Secretaries Limited

                                   SCHEDULE 3
                                   ----------

                             Directors and employees
                             -----------------------



                           Part A - Retiring Directors
                           ---------------------------


                                  M.A.S. Bailey
                                  A. A. Kelton
                                   P. N. Hase
                                   D. O'Malley


                           Part B - Retiring Secretary
                           ---------------------------


                                   H.M. Raver

                    Part C - Subsidiaries Retiring Directors
                    ----------------------------------------

            COMPANY                          RETIRING DIRECTOR
            -------                          -----------------

(A) Saturn Global Network Services      (1)  M.A.S. Bailey
    (UK) Ltd                            (2)  D. O'Malley
                                        (3)  P. N. Hase

(B) Saturn Global Network Services      (1)  D. O'Malley
    Pty Ltd                             (2)  A. A. Kelton
                                        (3)  K J Hiscox

(C) Saturn Systems Pte Limited          (1)  D. O'Malley
                                        (2)  G. D. Lenehan

(D) Saturn Global Network Services      (1)  J.T. Garland
    (USA) Inc.                          (2)  P. N. Hase

(E) Saturn Global Network Services      (1)  M.A.S. Bailey
    (Singapore) Pte                     (2)  D. O'Malley
                                        (3)  G. D. Lenehan

(F) Saturn Global Network Services      (1)  M.A.S. Bailey
    (Hong Kong) Ltd                     (2)  D. O'Malley
                                        (3)  G. D. Lenehan

(G) Saturn Global Network Services      (1)  D. O'Malley
    (Japan) Ltd                         (2)  G. D. Lenehan

(H) SGN Employee Trustee (Jersey)       (1)  M.A.S. Bailey
    Limited

                    Part D - Subsidiaries Retiring Secretary
                    ----------------------------------------

            COMPANY                          RETIRING SECRETARY
            -------                          ------------------
(A) Saturn Global Network Services      H.M. Raver
    (UK) Ltd

(B) Saturn Global Network Services      M.A. Voyias
    Pty Ltd

(C) Saturn Systems Pte Limited          Wendy Lee Su Lin

(D) Saturn Global Network Services      J.T. Garland
    (USA) Inc.

(E) Saturn Global Network Services      Ng Joo Khin
    (Singapore)Pte

                 Part E - Persons to receive Service Agreements
                 ----------------------------------------------


                                    M. Curran

                                    P.N. Hase

                                   A.A. Kelton

                                  G.D. Lenehan

                                   SCHEDULE 4
                                   ----------

                        Matters represented and warranted
                        ---------------------------------



                                PART A - GENERAL
                                ----------------

1        CONSTITUTION AND STRUCTURE OF THE GROUP
         ---------------------------------------

1.1  The Sale Shares constitute the entire issued share capital of the Company.

1.2 ((a)) The Subsidiaries are and have always been the only subsidiaries of the Company and are all wholly owned by the Company and the shares of which are held free from any Encumbrance (as defined herein) and the Company has no subsidiary undertaking.

     (b) Each of SGN Employee Trustees (Jersey) Limited and Saturn Systems Pte Limited is and always has been dormant, has never traded and does not have and never has had any subsidiaries.

1.3 The information set out in schedule 1 relating to the Company and schedule 2 relating to the Subsidiaries is true and accurate in all respects.

1.4  No Group Company has any direct or indirect:

     (a) interest in the share capital of, or other investment in, any body corporate other than, in the case of the Company, the Subsidiaries; or

     (b) interest in any partnership, joint venture, consortium or other unincorporated association or arrangement for sharing profit other than, in the case of the Company, the Subsidiaries,

     and has no outstanding obligation to acquire any such interest or in respect of any such interest formerly owned by it or agreed to be acquired by it.

1.5  There is no shadow director of any Group Company.

1.6 The Company and all of the Subsidiaries are companies duly incorporated, validly existing and, in the case of Saturn Global Network Services (USA) Inc. ("SGN (USA)"), in good standing, under the laws of their respective jurisdictions of incorporation. The Company and each of the Subsidiaries has all requisite power and authority to own or lease their properties and assets as now owned or leased and to carry on their businesses as and where now being conducted. The copies of the Company's and all of the Subsidiaries' articles and memorandum of incorporation or association or equivalent organisational documents, as amended to date, which are incorporated in the bundle of documents attached to the Disclosure Letter, are correct and complete and are in full force and effect. Neither the Company nor any of the Subsidiaries has ever engaged in any business other than the Business.

1.7 All documents required by CA 1985 or any other legislation to be filed with the Registrar of Companies in England and Wales in respect of the Company or Saturn Global Network Services (UK) Limited and all documents required to be filed by any other relevant legislation in respect of the Subsidiaries have been duly filed, in each case where failure to make such a filing would result in the imposition of a fine, losses, costs or damages which exceeds (pound)1,000, and were when so filed correct and due compliance has been made with all other material legal requirements in connection with the formation of the Company and the Subsidiaries.

1.8 The Register of Members and other books required by CA 1985 or any other relevant legislation to be kept by the Company and the Subsidiaries contain an accurate and complete record of the matters with which they should deal and there has been no notice of any proceedings to correct or rectify any such books.

1.9 No Group Company is a member of any partnership, joint venture, trade association, society or other group, whether formal or informal and whether or not having a separate legal identity, nor is any such body relevant to nor does any such body have any material influence over the Business.

1.10 No member of the Group has any liability whatsoever to or in respect of M W Marshall Options Limited (a company which was a direct subsidiary of the Company from 22 January 1988 to 28 September 1993).

2    POWERS AND OBLIGATIONS OF THE VENDOR AND THE VENDOR GUARANTOR
     -------------------------------------------------------------

2.1 The Vendor or, as the case may be, the Vendor Guarantor has the requisite power under its Memorandum of Association to execute, deliver and perform its obligations under this Agreement, the Taxation Deed and the Marshalls Contracts.

2.2 The execution and delivery of, and the performance of the obligations of the Vendor or, as the case may be, the Vendor Guarantor under, this Agreement, the Taxation Deed and the Marshalls Contracts have been duly authorised by all necessary corporate action on the part of the Vendor or, as the case may be, the Vendor Guarantor whether under its Articles of Association or otherwise.

2.3 This Agreement constitutes, the Taxation Deed, the Marshalls Contracts and the other documents executed by the Vendor which are to be delivered at Completion will, when executed, constitute legal, valid and binding obligations of the Vendor enforceable in accordance with their respective terms.

2.4 Save in connection with (i) any matter relating directly or indirectly to any Licence or the transfer to the Purchaser of any Licence and (ii) any restrictions relating to the acquisition by the Purchaser of the Company under applicable competition law, restrictions on foreign ownership of assets or connected requirements in any jurisdiction whatsoever, no consent, notice, filing, authorisation, licence or approval of any governmental, administrative, judicial or regulatory body, authority or organisation or any other third party is required to authorise the execution, delivery, validity, enforceability, completion or admissibility in evidence of this Agreement, the Marshalls Contracts, or the Taxation Deed or the performance by the Vendor or the Vendor Guarantor, as the case may be, of its obligations under this Agreement, the Marshall Contracts, or the Taxation Deed. Valid and binding consent has been obtained by the Vendor Guarantor from such number of shareholders as is required by its articles of association to the transactions contemplated by this Agreement, the Marshalls Contracts and the Taxation Deed and the obligations of the Marshalls Group (other than the Group) hereunder and thereunder insofar as so required.

2.5 The execution and delivery, of this Agreement, the Taxation Deed or the Marshalls Contracts or the performance by the Vendor or, as the case may be, the Vendor Guarantor of its obligations under this Agreement, the Marshalls Contracts or the Taxation Deed will not other than in respect of any Licence result in the maturation or acceleration of any material liability or material obligation of the Company or any of the Subsidiaries or give others the right to call for such a maturation or acceleration.

3    ACCOUNTS
     --------

3.1 The Accounts (i) comply in all material respects with applicable United Kingdom legal requirements; (ii) give a true and fair view of the state of affairs of the Group as at the Accounts Date and its loss for the year ended on that date; (iii) except as specifically disclosed therein have been prepared in accordance with the same accounting policies as the corresponding accounts incorporated within the consolidated accounts of the Marshalls Group for the preceding 3 financial years; (iv) have not been affected by any unusual, extraordinary, exceptional or non-recurring items other than those identified as such; and (v) have been prepared in accordance with UK GAAP.

3.2 The Management Accounts have been prepared on a prudent basis consistent with the Accounts, fairly present the results of the operations of the Company and the Subsidiaries and changes in financial position of the Company and the Subsidiaries for the period covered thereby and have not been affected by unusual, extraordinary, exceptional or non-recurring items.

3.3 All accounts, books, ledgers, financial and other records of the Group are in its possession and are properly maintained and fairly present in reasonable detail the assets, liabilities and transactions of the Company and the Subsidiaries.

3.4 No Group Company has factored or discounted any of its debts or engaged in financing of a type which would not require to be shown or reflected in the Accounts.

3.5 The published statutory financial statements of each Group Company (other than SGN (USA) and Saturn Global Network Services (Japan) Ltd) for the accounting reference period immediately preceding the period to which the Accounts relate give a true and fair view of the state of affairs of each such company respectively at the end of such period and of their respective profit or loss for such period.

3.6 Since the Account Date, there has not been any material change in any method of accounting by any Group Company.

4    SHARE CAPITAL
     -------------

4.1 There is no option, right to acquire, mortgage, charge, pledge, adverse claim, lien or other form of security or encumbrance (collectively, "Encumbrances") on, over or affecting the Sale Shares, there is no agreement or commitment to give or create any of the foregoing and no person has made any claim to be entitled to any of the foregoing.

4.2  All of the issued share capital set forth in each of schedule 1 and schedule 2 has been duly authorised, validly issued and is fully paid and, in the case of SGN (USA) only, non-assessable, and has at all times been beneficially owned by members of the Marshalls Group and has never been issued or sold in violation of any agreement binding upon any Group Company. The Vendor is entitled to sell and transfer or procure the sale and transfer of the full legal and beneficial ownership in the Sale Shares to the Purchaser on the terms set out in this Agreement.

4.3 No share or loan capital of any Group Company is now under option or is agreed or resolved conditionally or unconditionally to be created or issued or put under option and there are no securities convertible or exchangeable for any of the share capital of any Group Company.

4.4 Save as referred to in paragraph 4.6, no Group Company has or will at any time prior to Completion:

     (a) purchased or redeemed or repaid or agreed to purchase, redeem or repay any share capital or securities convertible into share capital; or

     (b) in respect of those Group Companies incorporated in England and Wales, given or agreed to give any financial assistance in connection with any such acquisition of share capital as would fall within sections 151 to 158 (inclusive) CA 1985 and in respect of those Group Companies incorporated in any other jurisdiction been in breach of any equivalent law relating to financial assistance.

4.5 No Group Company has made any declaration, setting aside or payment of a dividend or other distribution in respect of any share capital of the Company or any of the Subsidiaries.

4.6 The Company complied with the provisions of sections 155 to 158 Companies Act 1985 with regard to the financial assistance given by the Company in connection with the purchase by the Vendor Guarantor of shares in M W Marshall & Company Limited.

5    INSURANCE
     ---------

5.1 Particulars of all insurance policies maintained by each Group Company and currently in force ("the Policies") are contained in the Disclosure Letter together with a schedule of claims prepared by the insurance brokers to the Group which details claims made by the Group under any insurance in the three years prior to the date hereof other than any claims for less than (pound)10,000 each in respect of private medical insurance.

5.2 All premiums due on the Policies have been paid. There is no default with respect to any provision contained in any such Policy, nor has there been any failure to give any notice or present any claim under any such Policy in a timely fashion or in the manner or detail required by any such Policy. The Disclosure Letter contains an accurate and complete description of any provision contained in such Policies which provide for retrospective or retroactive premium adjustments. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such Policy has been received by the Vendor, the Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries has been refused any insurance, not has its coverage been limited by any insurance provider to which it has applied for insurance or with which it has carried insurance during the last five years.

5.3 No claim is outstanding either by the insurer or the insured under any of the Policies.

5.4 The Vendor is not aware of any circumstances which would or might entitle any Group Company to make a claim in excess of (pound)10,000 under any of the Policies.

6    TRANSACTIONS SINCE THE ACCOUNTS DATE
     ------------------------------------

6.1  Since the Accounts Date:

     (a) each Group Company has entered into transactions and incurred liabilities in the ordinary course of day-to-day trading operations consistent with past practice and not otherwise;

     (b) to the best of the knowledge, information and belief of the Vendor, the assets of the Group taken as a whole have not been depleted by any unlawful act on the part of any person;

     (c) no Group Company has offered price reductions or discounts or allowances on sales of goods or services or provided them at less than cost or projected cost to an extent which may materially effect its profitability; and

     (d) no loan or loan capital has been repaid by any Group Company in whole or in part or has become liable to be so repaid.

6.2  Since the Accounts Date there has not been:

     (a) any material adverse change in the condition (financial or otherwise), assets, liabilities, net worth, earning power or business of the Company or any of the Subsidiaries;

     (b) any making or authorisation of any capital expenditures in excess of(pound)20,000 per item of expenditure;

     (c) any cancellation or waiver of any right material to the operation of the Company's or any of the Subsidiaries' business or any cancellation or waiver of any debts or claims of substantial value or any cancellation or waiver of any debts or claims against any Related Party (as such term is hereinafter defined);

     (d) any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by the Company or any of the Subsidiaries, other than the payment, discharge or satisfaction, in the ordinary course of business;

     (e) any write-offs as uncollectable of any notes or accounts receivable of the Company or any of the Subsidiaries or write-downs of the value of any assets or inventory by the Company or any of the Subsidiaries other than in immaterial amounts or in the ordinary course of business consistent with past practice and at a rate no greater than during the twelve months ended on the Accounts Date;

     (f) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction (other than with British Telecommunications plc or any of its subsidiaries regarding the provision of normal telephone services, local tails and nodal housing) with, any Related Party, except for (i) directors' fees; (ii) remuneration to the officers and employees of the Company or any of the Subsidiaries at rates not exceeding the rates of remuneration disclosed in the Disclosure Letter; (iii) payments made to, or agreements, arrangements or transactions regarding the provision of telecommunications services with, any Related Party in connection with services provided in the ordinary course of business and consistent with past practice to any member of the Group by any such Related Party or vice versa; (iv) loans made by members of the Marshalls Group to the Group for working capital purposes (as used herein, a "Related Party" means any of the officers, directors or shareholders (other than Hatori-Marshall Company Limited) of any member of the Marshalls Group or any affiliate of any member of the Marshalls Group;

7    FINANCIAL MATTERS
     -----------------

7.1  Save as disclosed in the Disclosure Letter, no Group Company:

     (a)  has outstanding any loan capital or indebtedness of any kind;

     (b) has incurred or agreed to incur any borrowing which it has not repaid or satisfied;

     (c)  has lent or agreed to lend any money which has not been repaid to it;
          and

     (d)  is a party to or has any obligation under or is subject to :

          (i) any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, hire purchase, debt or inventory financing, discounting or factoring arrangement or sale and lease back arrangement; or

          (ii) any Encumbrance; or

          (iii) any other arrangement the purpose of which is to raise money or provide finance or credit,

          other than in respect of obligations under finance leases, hire purchase, inventory financing or sale and lease back arrangements where individual monthly payments do not exceed (pound)500.

7.2 No event has been alleged which is or, with the passage of a time and/or the giving of any notice, certificate, declaration or demand, would become an event of default under, or a breach of any of, the terms of any loan capital, borrowing, debenture or financial facility of any Group Company or would entitle any third party to call for repayment prior to normal maturity.

7.3 No Group Company is a party to, or has any liability (including, without limitation, any prospective or contingent liability) under, any Guarantee.

7.4 Save for the indebtedness outstanding as at 31 July 1998, details of which are set out in the Disclosure Letter, as at 31 July 1998 there was no outstanding indebtedness on any account whatsoever owing by any Group Company to any member of the Marshalls Group or any affiliate of any member of the Marshalls Group or by any member of the Marshalls Group to any Group Company.

7.5 The Marshalls Group has not given any guarantee or indemnity or created any other like obligation or given comfort in support of any Group Company which remains outstanding.

7.6 All of the Group's trade accounts and notes receivable represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona fide business transactions), have arisen in the ordinary course of business and have been billed and are generally due within 30 days after such billing. The Vendor has no knowledge of any such receivables that are not fully collectible in the normal and ordinary course of business except to the extent of a reserve in an amount not in excess of the reserve for doubtful accounts reflected in the Accounts.

8    EMPLOYEES
     ---------

8.1 There is attached to the Disclosure Letter a schedule showing the following information in relation to each employee of each Group Company, namely:

     (a)  name;

     (b)  age;

     (c)  employing company;

     (d)  job description;

     (e) emoluments (including any bonus or commission arrangements and any non-cash benefits);

     (f) notice period required to be given by the relevant company and the employee;

     (g) whether or not a member of the Group Company's or any Marshalls Group pension scheme;

     and such information is complete and correct, in the case of sub-paragraphs
     (a), (b), (d) and (f) in all material respects and, in the case of sub-paragraphs (c), (e) and (g), in all respects.

8.2 ((a)) Since the Accounts Date, no employee earning in excess of(pound)25,000 per annum has given notice terminating his contract of employment or is under notice of dismissal and no amount due to or in respect of any employee or former employee is in arrears and unpaid other than his salary for the month current at the date of this Agreement, any commissions payable in the ordinary course of business and in respect of the reimbursement of expenses. Since the Accounts Date no Group Company has received or been notified of any wage claim or any other claim for the improvement of, or amendment to, the terms or conditions of employment of any employees of the Company and the Subsidiaries.

     (b) Since the Accounts Date, there has not been any increase in the salaries, benefits compensation payable or to become payable to, or any advance (excluding advances for ordinary business expense) or loan to or other payment (other than reimbursement of business expenses and season ticket loans) to any officer, director or employee of the Company or any of the Subsidiaries (except normal annual merit increases made in the ordinary course of business and consistent with past practice).

8.3 ((a)) No Group Company is involved in any dispute with or, so far as the Vendor is aware, is the subject of any complaint by, its current or former employees or any of them;

     (b) no employee of the Company or any of the Subsidiaries is represented by any union or other employee organisation;

     (c) there is no, nor has there been in the twelve months prior to the date of this Agreement, strike, dispute, slow down or stoppage actually pending or, so far as the Vendor is aware, threatened against or involving the Company or any of the Subsidiaries;

     (d) no private agreement restricts the Company or any of the Subsidiaries from relocating, completing or terminating any of its operations or facilities; and

     (e) neither the Company nor any of the Subsidiaries has in the past three years experienced any strike, work stoppage or other employee dispute.

8.4 Apart from the Pension Arrangements, no Group Company is under any liability to provide any pensions, lump sums or other like benefits in respect of retirement, ill-health or death.

8.5 The Disclosure Letter contains particulars of the Pension Arrangements which are complete and correct in all material respects.

8.6 A list of the employees of each Group Company who are covered by the Pension Arrangements, together with particulars of them necessary to establish their entitlement to benefits thereunder, is attached to the Disclosure Letter.

8.7 ((a)) There are no service or consultancy agreements or arrangements outstanding between any Group Company and any other person, in each case involving either (i) annualised payments in excess of (pound)25,000 or (ii) a notice period or termination period in excess of six months apart from those disclosed in the Disclosure Letter.

     (b) Save as attached to the Disclosure Letter, there are no standard terms and conditions of employment of the Group.

8.8 No Group Company is bound or accustomed to make periodical or other payments (other than normal fixed salaries and wages) to employees, ex-employees, officers, consultants or others and no employee, officer or consultant has remuneration on a profit sharing or commission basis or by reference to the turnover, profits, sales or assets of any Group Company.

8.9 No Group Company has and has ever had any share option, share incentive, profit sharing or any other similar scheme.

8.10 No Group Company has any known reason to dismiss (nor does it wish to dismiss) any of its employees who is entitled to remuneration of at least(pound)25,000 per annum.

8.11 No order has been or may be made for the reinstatement or re-engagement of any employee or former employee of any Group Company.

8.12 So far as the Vendor is aware, no person who is or was a director or employee of any Group Company has any right to any compensation or other payment by reason of the termination of his employment (whether such termination constitutes unfair or wrongful dismissal, redundancy or otherwise) or any breach by such Group Company of his terms of engagement or employment.

9    THE BUSINESS
     ------------

9.1 The Disclosure Letter contains a schedule of, and the material terms of, every legally binding agreement or arrangement (collectively "the Agreements") to which any Group Company is a party at the date of this Agreement and which:

     (a) currently (based on sales in June 1998 annualised) involves (together with any other agreements with such customer) annualised payments to any Group Company by a customer in excess of (pound)30,000;

     (b) involved as at 18 June 1998 (together with any other agreements with such person) an aggregate annualised expenditure or payments to any one person by the Group in excess of (pound)250,000 other than in respect of capital expenditure in the ordinary course of business or telecommunications contracts relating to local tails or nodal housing agreements or facilities management agreements; or

     (c)  is a reseller agreement; or

     (d)  involves teaming arrangements for joint bidding; or

     (e)  concerns a joint venture entered into by any member of the Group; or

     (f)  is a power of attorney; or

     (g) is a contract or option relating to the sale by the Company or the Subsidiaries of any asset, other than sales of inventory in the ordinary course of business; or

     (h) is a lease agreement (whether real or personal property but excluding agreements relating to the purchase or supply of telecommunications bandwith) under which it is either lessor or lessee other than as provided under financing leases, hire purchase, inventory financing or sale and lease back arrangements where the individual monthly payments do not exceed (pound)500; or

     (i) is a "take or pay" contract which involves annualised payments in excess of (pound)100,000; or

     (j)  is a contract which is material to the Business.

     Except as expressly disclosed in the Disclosure Letter with specific reference to this Warranty the Agreements are valid and in full force and effect and are binding and enforceable in accordance with their respective terms. All parties to the Agreements have complied in all material respects with the provisions thereof; no such party is in default of any material term thereof; and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any party under any material provision thereof.

9.2 The Company is not a party to any contract, obligation or arrangement which:

     (a) is of an unusual or abnormal nature, or outside the ordinary course of trading; or

     (b) gives any party an option to acquire or dispose of any asset or requires another person to do so.

9.3 No part of the Business has been adversely affected by the loss during the year ended on the Accounts Date or since that date of any important trade supplier or customer (being a customer or supplier which over any period of 3 months or more during that year has accounted for 5 per cent. or more in value of the services supplied by, or services or products supplied to (as the case may be), the Group during that period) and no such customer or supplier has given notice to any Group Company, and the Vendor is not aware of, an intention to cease or reduce trading with such company.

9.4 There are not now outstanding any agreements or arrangements (whether by way of guarantee, indemnity, warranty, representation or otherwise) under which any Group Company is under a prospective or contingent liability in respect of any disposal of its assets or business or any substantial part thereof.

9.5 The Disclosure Letter contains a copy of all standard terms of business of the Group.

9.6 No Group Company has any unmatched open positions with respect to forward purchases and/or sales of any foreign currency and none of such open positions will involve any Group Company in a loss.

9.7 There is no offer or tender (or the like) given or made by any Group Company which is still outstanding and capable of giving rise to a contract merely by the unilateral act of any third party.

9.8 No Group Company is a party to, nor have its profits or financial position during the three years prior to the date hereof been affected by, any contract or arrangement which is not of an entirely arms-length nature made on open market terms.

9.9 No Group Company has applied for, or received, any grant, subsidy or financial assistance from, any government department or agency or any European Community, federal, local or other authority.

9.10 No Group Company has done (or omitted to do) any act or thing which could result in any investment grant, employment subsidy or other similar payment made (or due to be made) to it, becoming repayable, or being forfeited or withheld in whole or in part.

9.11 Save for agreements which limit disclosure of the existence or terms of such agreements or of any other information concerning the parties thereto and the transactions contemplated thereby, no Group Company is a party to any secrecy or confidentiality agreement or arrangement which may restrict the use or disclosure of material information relating to the Business nor has it given any covenants materially limiting or excluding its right to do business and/or complete in any area or field with any other person.

9.12 No Group Company is a party to any agreement, practice or arrangement which contravenes the provisions of the Resale Prices Act 1976 or the Fair Trading Act 1973 or which is subject to regulation, but has not been registered, under the Restrictive Trade Practices Act 1976 or which constitutes an anti-competitive practice under the Competition Act 1980 or contravene any of the provisions of Articles 85 or 86 of the Treaty of Rome or any other anti-trust or competition legislation.

9.13 No service provided to any Group Company has been discontinued as a result of any Group Company failing to pay its obligations when due and, as of the date hereof, no such service provider is currently threatening to discontinue any material service provided to the Group as a result of any Group Company failing to pay its obligations when due.

9.14 To the best of the knowledge, information and belief of the Vendor, no Group Company is in material breach of any of its obligations under any nodal housing agreements or facilities management agreements to which any such company is a party.

9.15 The Disclosure Letter sets forth the Group's policy on overriders and rebates.

10   INTELLECTUAL PROPERTY RIGHTS
     ----------------------------

10.1 Except for Intellectual Property Rights relating to the name "Saturn" or "Saturn Global Network" and any derivative names thereof or the letters "SGN" or the logos used by any member of the Group, or any Intellectual Property Rights which are licensed to it or has the right to use (other than licences relating to non custom built software or in respect of the right to use the Marshalls Group accounting system and its associated software), no Group Company uses Intellectual Property Rights in the operation of the Business. None of the material Confidential Information of either the Company or any of the Subsidiaries has been disclosed to any person (other than professional advisers and bankers) unless such disclosure was necessary, and was made pursuant to an appropriate confidentiality agreement.

10.2 No Group Company has received notice that it has infringed the Intellectual Property Rights of any other person and, to the best of the knowledge of the

     Vendor, the operation of the Business does not infringe the Intellectual Property Rights of any third party.

10.3 No Group Company has granted or is obliged to grant any licences under any Intellectual Property Rights owned by it or licensed to it or to furnish know-how to any person.

10.4 To the best of the knowledge, information and belief of the Vendor, there exists no actual or threatened infringement (including misuse of confidential information) or any event likely to constitute an infringement or breach by any third party of any of the Intellectual Property Rights held or used by the Group within the past three years.

10.5 No Group Company has disposed of or failed to maintain any Intellectual Property Rights.

11   LITIGATION
     ----------

11.1 No Group Company is engaged in any capacity, and no proceedings, notice, filing or summons has been received with respect to, any litigation, suit, investigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any court, tribunal or arbitrator or any statutory or Governmental body, department, board or other Agency and, to the best of the knowledge, information and belief of the Vendor, there are no such matters which would or might involve a claim or would result in damages in excess of (pound)10,000 pending or threatened.

11.2 There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or other Agency against any Group Company.

11.3 The Company is not a party to any subsisting undertaking given to any court or other Agency or third party arising out of any proceedings of the kind described in paragraph 11.1.

11.4 No Group Company has received notification that any investigation or enquiry is being or has been conducted by any governmental or other body in respect of its affairs and the Vendor is not aware of any circumstances which are likely to give rise to such investigation or enquiry.

12   INSOLVENCY
     ----------

12.1 No order has been made and no resolution has been passed for the winding up of any Group Company incorporated in England and Wales (a "UK Group Company") or for a provisional liquidator to be appointed in respect of any such company and no petition has been presented and no meeting has been convened for the purpose of winding up any such company.

12.2 No administration order has been made and no petition for such an order has been presented in respect of any UK Group Company.

12.3 No receiver (which expression shall include an administrative receiver) has been appointed in respect of any UK Group Company or in respect of all or any part of their respective assets.

12.4 No composition in satisfaction of the debts of any UK Group Company or scheme of arrangement of their respective affairs or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members has been proposed, sanctioned or approved.

12.5 No UK Group Company is insolvent and has stopped payment and is not able to pay its debts (within the meaning of section 123 of the Insolvency Act
     1986).

12.6 No UK Group Company has, within the "relevant time" (as defined in section 240 of the Insolvency Act 1986), entered into a transaction at an undervalue or given a preference (within the meaning of sections 238 and 239 respectively of the Insolvency Act 1986).

12.7 No event analogous to any of the circumstances mentioned in any of the foregoing sub-paragraphs of this paragraph 12 has occurred in relation to any Group Company incorporated outside England and Wales. Notwithstanding disclosure in the Disclosure Letter, no Group Company will suffer any loss, liability or damage in respect of any event analogous to paragraph 12.6 above.

13   ASSETS AND TITLE
     ----------------

13.1 The buildings, machinery, equipment, tools, furniture and other fixed assets of the Company and the Subsidiaries, including those reflected in the balance sheet included in the Accounts, are suitable for the purposes for which they are used in the businesses of the Company and the Subsidiaries. Except for (i) assets owned by members of the Marshalls Group and provided to the Group as described in the Disclosure Letter and (ii) assets for which a Group Company has the right to use that are not material to the Business, the assets owned by the Group together with any assets held under any hire or hire purchase rental or leasing agreement comprise all the assets necessary for the continuation of the Business as now carried on. Maintenance contracts are in full force and effect in respect of all telecommunications equipment of the Group which is of a kind which is normal or prudent to have maintained by independent or specialist contractors.

13.2 During the year preceding the date of this Agreement none of the services provided by any Group Company to a customer has suffered an outage which would give such customer a legal right to terminate the relevant contract under which that service is provided.

13.3 The Company and each of the Subsidiaries owns or has the right to use all of their properties and assets reflected in the balance sheet included in the Accounts.

14   RELATED PARTY TRANSACTIONS
     --------------------------

14.1 Except for the customer contracts with the Marshalls Group attached to the Disclosure Letter and the Marshalls Contracts and any agreements or arrangements with British Telecommunications plc or any of its subsidiaries regarding the provision of normal telephone services, local tails, facilities management agreements and nodal housing agreements, there are no contracts, arrangements, or transactions currently in effect between the Company or any of the Subsidiaries, on one hand, and any member of the Marshalls Group or any affiliate of the Marshalls Group or British Telecommunications plc or any of its subsidiaries on the other hand. Except as set forth in the Disclosure Letter, no member of the Marshalls Group (i) has any interest in any assets or property used in the Business, (ii) has any direct or indirect interest of any nature in any corporation or business which competes with, conducts any similar business to, has any arrangement or agreement with, or is involved in any other way with the Business, (iii) has any contractual or other claim of any kind whatsoever against the Company or the Subsidiaries. No member of the Marshalls Group has made any payments on behalf of or for the benefit of the Company or the Subsidiaries which are not reflected as expenses in the Accounts. No member of the Marshalls Group nor any representative of such Company has made any agreement or arrangement to make payments to any employee of the Company or the Subsidiaries contingent upon the execution of this Agreement or the consummation of the transactions contemplated hereby. No transactions pursuant to which any Group Company has acquired from any member of the Marshalls Group any shares in any other Group Company or any business or other assets were entered into at an undervalue and all such transactions were entered into bona fide and otherwise on arms-length commercial terms.

15   COMPLIANCE WITH LAWS, PERMITS AND LICENCES
     ------------------------------------------

15.1 The Disclosure Letter contains a copy of all material permits, certificates, licences, orders, registrations, franchises, authorisations and other approvals (collectively, "Permits") from all United Kingdom and national, federal, state, local and foreign governmental and regulatory bodies held by the Company or any of the Subsidiaries. All the Permits are in full force and effect and the Company and each of the Subsidiaries is in compliance with the terms and conditions thereof.

15.2 The Licences are in full force and effect and the Vendor has received no notice that any of such Licences are to be revoked or have been breached and, so far as the Vendor is aware (taking account of the conditions and laws subject to which each such Licence has been granted) (a) there are no circumstances which enable the licensing authority to reduce the same or materially and adversely alter the terms thereof; and (b) there are no circumstances indicating that they will not be renewed, in whole or in part, when due for renewal.

15.3 The Company and all of the Subsidiaries hold and are in compliance in all material respects with all Permits required under all laws, rules and regulations required in connection with the Business. The Company and all of the

     Subsidiaries have otherwise complied with all applicable statutes, rules, regulations and orders, federal, state, national and local (including without limitation those relating to environmental protection, occupational safety and health and equal employment practices) save where failure to so comply has not had, and will not reasonably be expected to have, a material adverse effect on the Business.

16   CARRIER PROVIDER FACILITIES
--   ---------------------------

     The schedule attached to the Disclosure Letter with specific references to this Warranty sets out summary details of international bandwith supplied to the Group by third parties and the details so contained are true and correct in all material respects as at 18 June 1998.

17   COMPUTER EQUIPMENT AND SOFTWARE
     -------------------------------

17.1 Full details of the policy of the Group with regard to millennium compliance (namely the ability of hardware and software products used in the Business to accurately process data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth century (through year 1999), the year 2000 and the twenty-first century, including leap year calculation) is set out or attached to the Disclosure Letter, together with details of the actions taken by the Group to date in relation to such policy.

17.2 Each Group Company has taken proper precautions to preserve the availability, confidentiality and integrity of its computer systems.

17.3 All computer software (including all programs and data in such software) used by the Group is reliable and readable. All media on which such software is stored are in a suitable condition.

17.4 The Vendor is not aware of any case where unauthorised access or modification to the Group's computer system has taken place.

18   LIABILITY
     ---------

18.1 The Company and the Subsidiaries have no liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of Taxes, except for liabilities that are (a) fully reflected in the Accounts, or (b) specifically disclosed in the Disclosure Letter or (c) incurred in the ordinary and normal course of trading, since the Accounts Date.

18.2 As at 31 July 1998 the liability of the Group to El Camino (Leasing) Limited was(pound)206,910.02.

19   REAL PROPERTY
     -------------

     Except for the real property occupied under informal arrangements with the Marshalls Group the locations of which are disclosed in the Disclosure Letter (collectively, the "Marshalls Properties"), no Group Company owns, operates, leases or utilises any real property. Except for the payments set forth in the Disclosure Letter, no Group Company has any liability or obligation relating to the use or occupancy of the Marshalls Properties.

20   ENVIRONMENTAL
     -------------

     No Group Company conducts or has conducted any activities involving the use or handling of any hazardous or toxic substance, waste or material pollutant or contaminant, which activities are reasonably likely to result in liability or obligation under laws relating to environmental protection.

21   EMPLOYEE BENEFITS
     -----------------

21.1((a)) The Disclosure Letter lists all pensions, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract of arrangement, maintained, contributed to, or required to be contributed to, by any of the Companies or any Subsidiary or under which any of the Companies or any Subsidiary may have liability, outside the United States (the "Non-US Benefit Plans").

     (b) True and complete copies of the governing documents of each Non-US Benefit Plan including all amendments and modifications thereof together with all related trust agreements and insurance contracts together with all governmental filings made during the last three years are attached to the Disclosure Letter.

     (c) Except as otherwise disclosed in the Disclosure Letter, each Non-US Benefit Plan has, so far as the Vendor is aware, been maintained, operated and administered in compliance in all material respects with its terms and with all applicable laws. All contributions and other payments required to be made by the Companies, or any Subsidiary to any Non-US Benefit Plan with respect to any period up to and including the Completion Date shall have been made or accrued and booked on or before the Completion Date. So far as the Vendor is aware, there are no pending audits or investigations by any governmental or quasi-government agency involving the Non-US Benefit Plans and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Non-US Benefit Plan), suits or proceedings involving any Non-US Benefit Plan.

     (d) The M W Marshall Retirement Savings Plan is approved by the Pension Schemes Office of the Inland Revenue as an exempt approved scheme under Chapter I Part XIV ICTA 1988 and, so far as the Vendor is aware, nothing has been done or omitted to be done which may result in the abovementioned scheme ceasing to be such an exempt approved scheme.

     (e) No Group Company has given any undertakings or assurances to its officers, employees or consultants regarding the continuance, introduction or improvement of any retirement, death or disability benefits (whether or not there is any obligation to do so) or regarding the payment of contributions to Non-US Benefit Plans or any Benefit Plan (as defined below) (whether or not there is any obligation to do so).

     (f) No Group Company has granted any ex gratia pension or other like payment to any of its past or present officers, employees, consultants or their dependants.

     (g) Benefits from the Non-US Benefit Plans and the Benefit Plans (as defined below) are provided on a money-purchase basis and no members of the Non-US Benefit Plans or the Benefit Plans are entitled to or has been promised a defined amount or level of any benefit (other than a lump sum death benefit).

     (h) All benefits under the Non-US Benefit Plans and Benefit Plans (as defined below) payable on death before normal retirement age are fully insured and, so far as the Vendor is aware, there has been no act or omission which would give grounds to such insurance company legitimately to refuse any claim made under such insurance.

     (i) The Disclosure Letter lists each (i) "employee benefit plan", as defined in Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA), (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement maintained, contributed to, or required to be contributed to, by the Group or any ERISA Affiliate for the benefit of any Employee, Former Employee, director or officer of the Group or under which the Group or any ERISA Affiliate has any liability with respect to any Employee, Former Employee, director or officer of the Group within the United States (the "Benefit Plans").

     (j) As applicable with respect to each Benefit Plan, the Vendor has delivered to the Purchaser, true and complete copies of (i) the governing documents of each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (ii) the current summary plan description and each summary of material modifications thereto, and (iii) the most recent Internal Revenue Service determination letter.

     (k)  Except as otherwise disclosed in the Disclosure Letter:

          (i) so far as the Vendor is aware, each Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and all laws, including any related documents or agreements and the applicable provisions of ERISA and the Code;

          (ii) the Benefit Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code now meet, and at all times since their inception have met the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code;

          (iii) no Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA; no Benefit Plan is now or at any time has been a "multiemployer plan" within the meaning of Section 3(37) of ERISA;

          (iv) all contributions to, and payments from, any Benefit Plan which may have been required in accordance with the terms of such Benefit Plan or any related document, have been timely made;

          (v) so far as the Vendor is aware, there are no pending audits or investigations by any governmental agency involving the Benefit Plans, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to the best knowledge of the Vendor is there any reasonable basis for any such claim, suit or proceeding;

          (vi) any insurance premium under any insurance policy related to a Benefit Plan for any period up to and including the Completion Date shall have been paid, or accrued and booked on or before the Completion Date, and, with respect to any such insurance policy or premium payment obligation, so far as the Vendor is aware, neither the Group, any ERISA Affiliate nor the Purchaser shall be subject to a retrospective rate adjustment, loss sharing arrangement or other actual or contingent liability; and

          (vii) no Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or
               (B) death
               or retirement benefits under a Benefit Plan qualified under
               Section 401(a) of the Code. Neither the Group nor any ERISA Affiliate has made a written or oral representation to any current or former employee promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment.

22   USA
     ---

22.1 As of the date of its most recent regularly prepared balance sheet, the Group did not have assets located in the United States having an aggregate book value of 15 million US dollars or more.

22.2 For the Group's most recently completed fiscal year, the Group had less than 25 million US dollars in sales in or into the United States.

22.3 The portion of the Purchase Price allocable by the Vendor to the shares of Saturn Global Network Services (USA) Inc. is less than 15 million US dollars.

23   DATA PROTECTION ACT
     -------------------

     No member of the Group is required to be registered pursuant to the Data Protection Act 1985.

24   DEBTORS AND PAYABLES
     --------------------

     The Schedules attached to the Disclosure Letter with reference to this Warranty sets forth a true and accurate copy of, respectively, the ageing of the accounts receivable as of 30 June 1998 and the ageing of the accounts payable as of 30 June 1998.

                      PART B - TAXATION AND SOCIAL SECURITY
                      -------------------------------------


TAXATION
--------

1 All accounts, computations, notices and returns (including amended returns) which ought to have been made by or in respect of any one or more of the Company and the Subsidiaries for any Taxation purposes have been duly made; are up to date, correct in all material respects and have been made on a proper and punctual basis; and there is no dispute or investigation nor is the Vendor aware of any pending dispute or investigation by any tax authority in respect of any information contained in any one or more of the Company's and the Subsidiaries' returns.

2 All Taxation for which any one or more of the Company and the Subsidiaries are liable and which ought to have been paid (including deductions from payments made by the Company and the Subsidiaries) has been duly and punctually paid, including all income tax and national insurance contributions deductible and payable under the PAYE system.

3 The Company and Saturn Global Network Services (UK) Limited are and have at all times been resident in the United Kingdom for Taxation purposes and are not and have not been treated as a resident in any other jurisdiction for any Taxation purposes (including any double taxation agreement ) and have never carried on any trade, business or other activities outside the United Kingdom other than the export of goods and/or services in the ordinary and normal course of business.

4 The Company and Saturn Global Network Services (UK) Limited are taxable persons for the purposes of the VATA 1994 and have not applied to HM Customs and Excise under section 43 VATA 1994 to be treated as a group for VAT purposes; have complied with the VAT legislation; and have not made (and do not make) exempt supplies for VAT purposes.

5 All documents in possession of the Company or any one of the Subsidiaries or to the production of which any one or more of the Company and the Subsidiaries are entitled and which attract UK stamp or transfer duty (or its equivalent in any foreign jurisdiction) have been stamped and so far as the Vendor is aware neither the Company or any one of the Subsidiaries has any outstanding liability to stamp duty reserve tax.

6 None of the Company or the Subsidiaries have at any time entered into any arrangement, the whole or main purpose of which was the avoidance of Taxation.

7 No transactions have been undertaken which require and have not received specific Treasury consent under sections 765 or 765A ICTA 1988.

8 No Taxation Authority has agreed to operate any special arrangement (being an arrangement which is not based on a strict and detailed application of the relevant legislation whether expressly provided for in the relevant legislation or operated by way of extra-statutory concession or otherwise) in relation to the Company or any of the Subsidiaries, being an arrangement which is in operation as at the date of this Agreement.

9 The Taxation computations for all accounting periods of the Company and of the Subsidiaries ended on or before 30 April 1998 have been agreed with the relevant tax authority.

10 Neither the Company nor any of the Subsidiaries has directly or indirectly paid any remuneration, emoluments or compensation for loss of office or made any gratuitous payment or transferred any assets to any of its present or former directors or employees, the cost of which will not be deductible for Taxation purposes.

11 No transactions or arrangements involving the Company or any of the Subsidiaries have taken place or are in existence such that any Taxation Authority has challenged or raised questions about the pricing arrangements operated by the Company or any of the Subsidiaries or any company which has at any time been a member of the same group of companies or such that the provisions of section 770 ICTA 1988 could be or have been applied.

12 The Company has not had any interest in a controlled foreign company as defined in Chapter IV Part XVII ICTA 1988.

13 The Company and each of the Subsidiaries have sufficient information contained in their records to calculate any chargeable gain or allowable loss which may arise as the result of the disposal of assets owned by the Company or each such Subsidiary at the Accounts Date.

14 Since the Accounts Date no asset has been acquired otherwise than by way of a bargain made at arm's length and for a consideration equal to its market value.

15 The Group has not effected or been a party to any demerger such as is mentioned in sections 213 to 218 ICTA 1988.

16 Neither the Company nor any of the Subsidiaries has been a party to any deprecatory transactions within the meaning of sections 176 and 177 TCGA 1992.

17 The Company and each of the Subsidiaries have sufficient information contained in their records to calculate any balancing charge or balancing allowance which may arise under the provisions of the Capital Allowances Act 1990 in respect of any buildings or assets qualifying for capital allowances.

18 Neither the Company nor any of the Subsidiaries has ceased to be a member of a group of companies for the purposes of section 178 and 179 TCGA 1992 and will not cease to be a member of such a group as a result of Completion.


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


19 Neither the Company nor any of the Subsidiaries has at any time within the period of six years ending at the date of this agreement acquired any assets other than trading stock from any company which, at the time of the acquisition, was a member of the same group of companies.

20 The Disclosure Letter sets out full details of any surrender or agreement to surrender, or acceptance or agreement to accept the surrender, by the Company or by any of the Subsidiaries of any amount by way of group relief under the provisions of sections 402, 403 and 407 to 413 ICTA 1988.

21 All claims for group relief made by the Company or by any of the Subsidiaries were valid and have been allowed by way of relief from corporation tax and neither the Company nor any of the Subsidiaries is or will become liable to make any payment for an amount surrendered by any other company, or any repayment in respect of any amount surrendered to any other company, under or in connection with the provisions of section 402 ICTA 1988.

22 Neither the Company nor any of the Subsidiaries is or has at any time been party to any arrangement falling within section 410 ICTA 1988 and the provisions of section 413 and Schedule 18 to ICTA 1988 do not apply.

23 Neither the Company nor any of the Subsidiaries has made or purported to make any election under section 247 ICTA 1988.

24 Neither the Company nor any of the Subsidiaries has made or received or purported to make or receive any surrender of the benefit of advance corporation tax under section 240 ICTA 1988.

25 Neither the Company nor any of the Subsidiaries is liable to be assessed to any Taxation under the provisions of section 190 TCGA 1992 in respect of any chargeable gain realised prior to the date of this agreement by any company other than a member of the Group.

26 Neither the Company nor any of the Subsidiaries has ever been a member of any group of companies for any Taxation purpose other than of the Group.

27 No event or series of events has occurred which might cause the disallowance of the carry forward of losses or excess charges or such that any sections 245, 245A, 245B, 343 or 768 ICTA 1988 have applied or could apply.

28 The Company will be entitled in respect of any qualifying distribution made by it to a full set off of its corresponding payment of ACT under section 239(1) Taxes Act or in so far as there is no set off under section 239(1) or in so far as any set off is restricted under section 239(3).

29 Neither the Company nor any of the Subsidiaries is (or would, if resident in the United Kingdom for Taxation purposes, be) a close company within section 414 ICTA 1988.

30   Since the Accounts Date:


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


30.1 Neither the Company nor any of the Subsidiaries has made or received any distributions for any Taxation purposes:

30.2 Neither the Company nor any of the Subsidiaries has surrendered or claimed any advance corporation tax under Chapter V Part VI ICTA 1988 or any losses by way of group relief under Chapter IV Part X ICTA 1988.

31 In relation to VAT the Company and Saturn Global Network Services (UK) Limited have made all necessary returns within the prescribed time limits, provided all necessary information and documents to HM Customs and Excise, paid all amounts due to the proper person and at all times kept and preserved complete correct and up-to-date records, invoices and other documents required for the purposes of VAT and are not liable and will not (in respect of anything done before Completion be liable to any interest, penalty or surcharge in respect of VAT) and have not been required by HM Customs and Excise to give security under paragraph 4 of schedule 11 to the VATA 1994.

32 All VAT payable upon the importation of goods and all duties of customs and excise payable in respect of any assets (including trading stock) imported or owned by the Company or Saturn Global Network Services (UK) Limited have been paid in full.

33 No act or transaction has been effected in consequence whereof the Company is or may be held liable for any VAT calculated by reference to the supply of goods and services by any other company.

34 The business of the Company has been conducted in such a manner that the Commissioners could not issue a direction under paragraph 2 of Schedule 1 VATA 1994.

35 The Company and Saturn Global Network Services (UK) Limited are not and have not agreed to become an agent, manager or factor for the purposes of sections 47 or 48 VATA 1994 of any person who is not resident in the United Kingdom.

36 The Disclosure Letter contains full particulars of any election under paragraph 2 Schedule 10 VATA 1994 to waive exemption from VAT in relation to any land made by the Company or by any member or former member of any group of companies of which the Company is or was registered for VAT purposes and any agreement or other arrangement to which the Company is a party whereby the Company has agreed not to waive exemption from VAT pursuant to paragraph 2 Schedule 10 VATA 1994 in relation to any land.

37 The Disclosure Letter contains full details of all share schemes (including those approved by the Inland Revenue and unapproved schemes) and of any profit related pay schemes (including a copy of the rules thereof) which the Company or any of the Subsidiaries operates or has operated or in which its employees are or have been entitled to participate, together with copies of any approvals issued by the Inland Revenue in respect of such schemes, and nothing has been done to prejudice the approved status of any such schemes which have at all times been operated in accordance with any rules governing the scheme and relevant Taxation legislation.

38 No transaction or event has occurred in consequence of which the Company or any of the Subsidiaries is or may be held liable for any Taxation or deprived of reliefs or allowances otherwise available to it or may be otherwise held liable for any Taxation for which some other company or person was primarily liable (whether by reason of any such other company being or having been a member of the same group of companies or otherwise).

39 The Company and the Subsidiaries have complied with all statutory provisions, rules, regulations, orders and directions and made all necessary returns in relation to the collection and payment of customs duties, excise duties and other charges having an equivalent effect and has provided all necessary information and documentation and paid all amounts due to HM Customs and Excise in relation to such charges within the prescribed time limits.

40 In relation to the Company, the Disclosure Letter gives full details of all determinations made under section 41A Taxes Management Act 1970 ("TMA"), all directions reducing any amounts so determined pursuant to section 41B TMA, all assessments to Taxation made by any tax authority and any determinations under section 41A TMA and directions under section 41B TMA which are subject to appeal or have not otherwise become final at the date of this Agreement, and all payments of Taxation and claims for repayment of Taxation made in respect of any period for which no assessment to Taxation has been issued or become final.

41 Neither the Company nor any of the Subsidiaries is required to pay Taxation levied, imposed or collected by any jurisdiction other than that in which it is incorporated.

42   US Taxation

42.1 Saturn Global Network Services (USA), Inc. ("SGN Inc.") has duly filed, or has had filed on its behalf, all Returns required to be filed by it, and each such Return is true, complete and accurate in all respects. For the purposes of this paragraph 42 of Part B of Schedule 4, "Return" means any return, declaration, report, statement, computation or other document required to be filed with a Taxation Authority (defined for the purposes of this paragraph 42 as defined in the Taxation Deed) or provided to any person in respect of Taxation.

42.2 SGN Inc. has paid, or has had paid on its behalf, all Taxation shown to have become due pursuant to its Returns, and has paid, or has had paid on its behalf, all other Taxation which has otherwise become due and payable.

42.3 SGN Inc. has adequately provided for, in its books of account and related records, liability for all current Taxation which is not yet due and payable.

42.4 No Taxation Authority has made any written claim or issued any deficiency notice against SGN Inc. with respect to Taxation, and there is no action, suit or proceeding currently pending regarding Taxation with respect to SGN Inc.

42.5 No Return of SGN Inc. is being examined by, and no notification of intention to examine such a Return has been received from, any Taxation Authority.

42.6 No issue raised in writing by any Taxation Authority in connection with any Return with respect to Taxation of SGN Inc. is currently pending.

42.7 No presently effective waiver or extension of any statute of limitation with respect to Taxation has been given by or requested from SGN Inc.

42.8 SGN Inc. has not filed, nor has it had filed on its behalf, any consent agreement under Section 341(f) of the Internal Revenue Code of 1986 (as amended) of the United States of America ("IRC").

42.9 SGN Inc. has satisfied all federal, state, local and foreign withholding requirements with respect to Taxation.

42.10 There is no ruling issued to SGN Inc., or closing agreement or gain recognition agreement to which SGN Inc. is a party, concerning Taxation from (or with) any Taxation Authority which will have any continuing effect on SGN Inc., after the Completion Date.

42.11 Except for this Agreement and the Taxation Deed, there is no agreement with any person or entity pursuant to which SGN Inc. would have any obligation after Completion in respect of Taxation due before Completion.

42.12 SGN Inc. does not have an interest in any entity that is treated as a partnership for federal income tax purposes.

42.13 SGN Inc. is a United States person within the meaning of Section 7701(a)(30) of the IRC.

42.14 SGN Inc. has not agreed to, nor is it required, to make an adjustment under Section 481 of the IRC (or a comparable provision of state, local or foreign tax law) by reason of a change of accounting method.

42.15 There is no lien or security interest in favour of any Taxation Authority on any of the assets of SGN Inc. that has arisen in connection with any failure (or alleged failure) to pay Taxation.

42.16 SGN Inc. has not made any payment, is not obliged to make any payment, and is not a party to any agreement that could oblige it to make any payment that would not be deductible under Section 280G of the IRC.

42.17 SGN Inc. never has been a member of an affiliated group filing a consolidated federal income tax return.

42.18 SGN Inc. is not a successor to any other business entity as a result of a merger, reorganisation, liquidation or similar transaction.

42.19 No asset of SGN Inc. (i) is property that is required to be treated as owned by another person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the IRC, (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the IRC; or (iii) directly or indirectly secures any debt, interest on which is tax-exempt under Section 103(a) of the IRC.

42.20 SGN Inc. has never been a United States real property holding corporation within the meaning of Section 897 of the IRC.

                                   SCHEDULE 5
                                   ----------

                   Provisions for the protection of the Vendor
                   -------------------------------------------



1    REMEDIES
     --------

1.1 A breach by the Vendor of any of the terms of this Agreement (including the Warranties) save for a breach of clauses 3.2 and 3.3 shall, subject to the provisions of clauses 2.5 and 5.2, give rise only to an action by the Purchaser for damages and shall not entitle the Purchaser to rescind or repudiate this Agreement.

1.2 Where the matter or default giving rise to a breach of any Warranty is capable of remedy, the breach shall not entitle the Purchaser to damages or other compensation unless written notice of the breach is given to the Vendor and the matter or default is not remedied to the reasonable satisfaction of the Purchaser within 30 days after the date on which such notice is served.

2    Parties to claims
     -----------------

2.1 Subject to the provisions of clause 17.2, the Warranties and the undertakings and indemnities given by the Vendor under this Agreement and the Taxation Deed shall be actionable only by the Purchaser and no party other than the Purchaser shall be entitled to make any claim or take any action whatsoever against the Vendor under this Agreement or the Taxation Deed under or arising out of or in connection with the Warranties or those undertakings or indemnities.

3    Exclusion of certain claims
     ---------------------------

3.1 No claim shall be made by the Purchaser against the Vendor and the Vendor shall not have any liability to the Purchaser under this Agreement (including the Warranties):

     (a) in respect of any matter which is fully and fairly disclosed in, or deemed to be disclosed by, the Disclosure Letter, and for this purpose all documents attached to the Disclosure Letter shall be deemed to be disclosed thereby but there shall be no deemed disclosure of any document unless such document is so attached provided that nothing in the Disclosure Letter shall apply to any of the covenants, undertakings or obligations given by the Vendor or the Vendor Guarantor in this Agreement; or

     (b) in respect of any liability or other matter or thing if that liability, matter or thing would not have arisen or occurred but for an act, omission or transaction done, made or carried out:

          (i) before Completion by any of the Group Companies or any of their respective directors, employees or agents on the decision or at the written request of the Purchaser, save in respect of any action necessary to comply with any law, order, regulation or requirement of any Taxation authority, binding on the Group on or before Completion; or

          (ii) after Completion by the Purchaser or any of the Group Companies or any of their respective directors, employees or agents otherwise than as required by law or pursuant to a legally binding commitment of that Group Company created on or before Completion or otherwise than in the ordinary course of business as carried on immediately before Completion; or

     (c) in respect of any matter resulting from a change in the accounting or Taxation policies or practices of the Purchaser or any related company of the Purchaser or any Group Company (including the method of submitting taxation returns) introduced or having effect after Completion; or

     (d) in respect of any liability or other matter or thing to the extent that it occurs as a result of or is otherwise attributable to:

          (i) any legislation not in force at the date hereof or any change of law or published administrative practice having retrospective effect which comes into force after the date hereof; or

          (ii) any increase hereafter in the rates of Taxation in force at the date hereof; or

          (iii) the Purchaser or any Group Company disclaiming any part of the benefit of capital or other allowances against Taxation claimed or proposed to be claimed on or before the date hereof where details of such claim are contained in documents 1 and 41 of Additional Volume 1 and documents 35 and 41 of Additional Volume 2 of the Data Room Bundle (as such term is defined in the Disclosure Letter) with reference to this paragraph; or

     (e) in respect of a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable, but this paragraph 3.1(e) shall not operate to avoid a claim made with reasonable particularity in respect of a contingent liability within the applicable time limits specified in paragraph 6;

     and the Warranties shall be deemed to be qualified accordingly.

4    ALLOWANCES AGAINST CLAIMS
     -------------------------

4.1 The Vendor shall not be liable under this Agreement in respect of any claim if and to the extent that:

     (a) allowance, provision or reserve is made in the Accounts specifically in respect of the particular matter or particular thing giving rise to the claim; or

     (b) the loss in respect of which the claim is made is recovered under a policy of insurance in force on the date of such loss; provided that any costs and expenses incurred by the Purchaser in making such recovery (including, without limitation, legal fees, accountants fees and loss assessors fees) and the amount of any increase in insurance premiums resulting from making a claim or claims against the insurers, shall be deducted from the sum recovered under the policy of insurance for the purposes of determining the extent to which such loss is recovered.

4.2 ((a)) Where any Group Company or the Purchaser is or becomes entitled to recover from any third party (including any fiscal or Taxation authority or body) any sum in respect of any loss, damage or liability which is or may be the subject of a claim against the Vendor under this Agreement, the Purchaser shall, if so required by the Vendor and subject to paragraph 4.2(b), take or procure the relevant Group Company to take all such steps or proceedings as the Vendor may reasonably require to enforce such recovery; provided always that neither the Purchaser nor any Group Company shall be obliged to take any steps which in the reasonable opinion of the Purchaser is likely to have a material adverse effect upon the Group's business.

     (b) All such steps or proceedings shall be taken at the Vendor's cost and expense and the Purchaser shall not be under any obligation to take them or procure them to be taken unless the Vendor shall have provided an indemnity to the reasonable satisfaction of the Purchaser in respect of all losses, liabilities, damages, claims, costs and expenses thereby incurred.

     (c) The Purchaser shall procure that the Vendor is provided as soon as reasonably practicable with all such information and reports concerning any such steps or proceedings taken by the Purchaser or the relevant Group Company as the Vendor may from time to time reasonably request.

     (d) If any such sum as is referred to in paragraph 4.2(a) shall be recovered by the Purchaser or any Group Company from the third party, any claim by the Purchaser or any Group Company in respect of any loss, damage or liability to which the sum relates shall be limited (without prejudice to any other limitations on the liability of the Vendor referred to in this schedule) to the amount (if any) by which the amount of such loss, damage or liability exceeds the aggregate of:

          (i) the sum recovered less all costs, charges and expenses incurred by the Purchaser or any Group Company (as the case may be) in recovering that sum from the third party and any Taxation payable by the Purchaser or any Group Company on that sum; and

          (ii) any sum or sums previously paid by the Vendor to the Purchaser or any Group Company in respect of such Taxation or other loss, damage or liability.

4.3 If the Vendor shall have made any payment in respect of a claim under the Warranties and any Group Company shall receive a benefit or refund which the Vendor can demonstrate was specifically related to such claim and not taken into account in computing the liability of the Vendor in respect of the claim and would have reduced the liability had this been so, the Purchaser shall forthwith repay to the Vendor a sum corresponding to such benefit or refund as the case may be.

5    THIRD PARTY CLAIMS
     ------------------

5.1 The Vendor shall be entitled to require the Purchaser (in the name of any Group Company if the Vendor so requests) or any Group Company at the expense of the Vendor to take all such reasonable steps or proceedings as the Vendor may consider necessary in order to avoid, dispute, resist, mitigate, compromise, defend or appeal against any relevant third party claim (that is to say any claim by a third party against any Group Company which will or may give rise to a claim under the Warranties)

     provided that:

     (a) the Vendor agrees in writing to be solely obligated to satisfy and discharge such claim and to properly indemnify the Purchaser and/or the relevant Group Company against all damages, losses, claims, liabilities, costs and expenses suffered or incurred in connection with the taking of such steps or proceedings;

     (b) the defence, comprise or settlement of such claim will not in the reasonable judgement of the Purchaser have any continuing material adverse affect on the business of the Purchaser and/or the relevant Group Company; and

     (c) the Vendor provides the Purchaser with reasonable evidence of the ability of the Vendor to satisfy the full amount of any adverse monetary judgement that may result,

     (collectively the "Litigation Conditions"). In the event that the Litigation Conditions cease to be satisfied, the Vendor's right to require the Purchaser or any Group Company to take all such steps or procedures shall terminate until such Litigation Conditions are satisfied.

5.2 The Purchaser shall act or shall procure that the relevant Group Company shall act in accordance with any such requirements subject to the Purchaser and/or the

     Group Company being properly indemnified by the Vendor to the reasonable satisfaction of the Purchaser against all reasonable costs and expenses incurred in connection with the taking of such steps or proceedings.

5.3 For the purpose of enabling the Vendor to avoid, dispute, resist, mitigate, compromise, defend or appeal against any relevant third party claim or to decide what steps or proceedings should be taken in order to do so in accordance with paragraph 5.1 and subject to satisfaction of the Litigation Conditions, the Purchaser shall:

     (a) give notice to the Vendor within 14 days of any relevant third party claim or any circumstance giving or likely to give rise to a relevant third party claim coming to its notice or to the notice of any Group Company;

     (b) give the Vendor or its duly authorised representatives reasonable access to the personnel of the Purchaser and/or the relevant Group Company (as the case may be) and to any premises, chattels, accounts, documents and records which are relevant to such claim and are within the power, possession or control of the Purchaser and/or the relevant Group Company ("relevant assets") to enable the Vendor and its duly authorised representatives to investigate the claim and to examine and take copies or photographs of the relevant assets at their own expense; and

     (c) if the Vendor so requests within 30 days of the receipt from the Purchaser of notice of a third party claim, delegate entirely to it the conduct of any proceedings of whatsoever nature arising in connection with the third party claim and, in that event, give or cause to be given to the Vendor all such assistance as they may reasonably require in disputing the claim and instruct such solicitors or other professional advisers as the Vendor may nominate to act in accordance with the Vendor's instructions on their behalf or on behalf of the relevant Group Company.

5.4 The Vendor shall reimburse to the Purchaser or the relevant Group Company (as the case may be) all reasonable costs, charges and expenses incurred by it in complying with its obligations under paragraphs 5.1 to 5.3 inclusive.

5.5 The Vendor, if it shall have assumed the conduct of any proceedings arising in connection with a third party claim pursuant to paragraph 5.3(c), shall not consent to a compromise or settlement of or the entry of any judgement arising from any such third party claim without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed) if such compromise or settlement (i) commits the Purchaser or any Group Company to take or to forbear to take any action (ii) does not provide for a complete release by such third party of the Purchaser and the Group Companies or (iii) includes any statement as to or in admission of fault, wrong doing, guilt, culpability, liability or failure to act by or on behalf of the Purchaser or the relevant Group Company and, the Purchaser shall not (and shall procure that the relevant Group Company shall not) accept or pay or compromise in respect of any such third party claim. If the Vendor does not assume the conduct of any proceedings arising in connection with a third party claim, the Purchaser or, as the case may be, the relevant Group Company shall have the right to defend such a third party claim with solicitors of its choice and to settle any third party claim.

6    TIME LIMITS
     -----------

6.1 No claim shall be brought by the Purchaser or any Group Company for breach of the Warranties or any other term of this Agreement, other than in respect of the covenants given by the Vendor or the Vendor Guarantor in the Agreement save for those covenants set out in clauses 2.3, 2.6, 2.7, 2.8, 5.1, 6.1, 6.2, 8.7 and 21, or under the Taxation Deed unless notice in writing of such claim (specifying in reasonable detail with supporting evidence the event, matter or default which gives rise to the claim and an estimate of the amount claimed) has been given to the Vendor:

     (a) in the case of a claim under the Taxation Deed or under any of the Taxation Warranties, within 7 years after Completion; or

     (b)  in any other case, within two years after Completion

     provided that the provisions of paragraph 6.1(b) shall not apply:

     (i) in the case of fraud or wilful non-disclosure by the Vendor of a matter which would otherwise represent a breach of a representation or Warranty; and

     (ii) in the case of a claim made pursuant to the provisions of the Warranty set out in paragraphs 1.1, 1.2, 4.1, 4.3 and 22 and the second sentence of paragraph 4.2 of schedule 4.

6.2 ((a)) Any such claim (other than a claim made under the Taxation Deed) that may have been made shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn on the expiration of 365 Relevant Days after the date it was made unless court proceedings in respect of it shall then have been commenced against the appropriate parties. For the purposes of the foregoing, "Relevant Day" shall mean a day which is (i) a day on which the aggregate amount of all successful claims and pending claims exceeds the cumulative threshold, or (ii) a day after the second anniversary of the Completion Date.

     (b) For the purposes of paragraph 6.2(a) court proceedings shall not be deemed to have been commenced unless they have been both issued and served on the appropriate parties.

7   THRESHOLDS
    ----------

     7.1  For the purposes of paragraphs 7.2 and 7.3:

     (a) a claim together with any Related Claims (as hereinafter defined) shall be regarded as material if the amount of the claim and any Related Claims exceeds the individual threshold. For the purposes of this paragraph "Related Claims" shall mean all claims arising out of or relating to the same events, acts, omissions, transactions, defaults, liabilities, circumstances or facts as the claim provided that for these purposes no cost, damage, expense, loss or liability in respect of which a claim or claims are made shall be counted more than once;

     (b) the amount of a claim shall be taken to be the liability which the Vendor would have in respect of it in the absence of any exclusions or restrictions under those paragraphs but taking account of all exclusions and restrictions of liability and allowances and set-offs provided for and all repayments made under the preceding provisions of this schedule 5; and

     (c) "the individual threshold" means(pound)75,000 and "the cumulative threshold" means(pound)600,000.

7.2 The Vendor shall not have any liability in respect of any claim made under or in respect of any of the terms of this Agreement other than, in respect of the covenants, obligations and undertakings given by the Vendor or the Vendor Guarantor in the Agreement, unless (a) the amount of the claim (together with any applicable Related Claims) is material; and (b) the amount of that claim (together with any applicable Related Claims) when added to the aggregate amount of all other material claims (together with any applicable Related Claims) exceeds the cumulative threshold.

7.3 Notwithstanding that as regards any claim or claims the conditions in sub-paragraphs (a) and (b) of paragraph 7.2 are satisfied, the Vendor's liability in respect of all such claims shall be limited (subject always to paragraph 8) to the amount by which the total amount of all material claims (together with any applicable Related Claims) exceeds the cumulative threshold.

7.4 References to "(pound)" in this paragraph 7 shall, in relation to any relevant claim made in a currency other than pounds sterling, be construed as references to the equivalent in pounds sterling of such other currency at the date the claim is made.

8    AGGREGATE MAXIMUM
     -----------------

8.1 Subject to the provisions of paragraph 8.2, the total liability of the Vendor in respect of all claims under or in respect of any of the terms of this Agreement, other than in respect of the covenants, obligations and undertakings given by the Vendor or the Vendor Guarantor in the Agreement, shall not exceed a sum equal to (pound)4,500,000.

8.2  The provisions of paragraph 8.1 shall not apply:

     (a) to claims made under the Taxation Warranties or the Warranty set out in paragraphs 1.1, 1.2, 4.1, 4.3 and 22, the second sentence of paragraph 4.2 of schedule 4; and

     (b) in the case of fraud or wilful non-disclosure by the Vendor of a matter which would otherwise represent a breach of a representation or Warranty,

     provided that the total aggregate liability of the Vendor in respect of all such claims as are referred to in sub-paragraph (a) above (together with any claims which may otherwise be brought under this Agreement and/or the Taxation Deed other than as referred to in sub-paragraph (b) or which are made pursuant to the provisions in the covenants in clause 8) shall not exceed the amount of the Purchase Price.

9    NO DUPLICATION OF LIABILITY
     ---------------------------

9.1 The Purchaser hereby agrees with the Vendor that, in respect of any matter which may give rise to a liability under this Agreement (including the Warranties) and also under the Taxation Deed:

     (a)  such liability shall not be met more than once; and

     (b) any liability with respect to such matter under the Taxation Deed shall be deemed to be satisfied by the satisfaction of the liability with respect to such matter under this Agreement and vice versa.

10   SUCCESSFUL CLAIMS DEEMED TO CONSTITUTE A REDUCTION IN PURCHASE PRICE
     --------------------------------------------------------------------

10.1 The satisfaction by the Vendor of any claim under this Agreement (including the Warranties) shall be deemed to constitute a reduction in the Purchase Price.

                                   SCHEDULE 6
                                   ----------

                              Schedule of Licences
                              --------------------



REGION         LOCATION/ROUTES          NATURE OF LICENCE

ASIA           Japan                    Special type 2 carrier licence

               Hong Kong                Public Non-exclusive
                                        Telecommunications Service Licence

               Singapore                Leased circuit resale licence

USA            International            FCC 2141TC-97-003 (limited global
                                        facilities resale services)

               International            FCC 2141TC-96-549 (limited global
                                        resale services)

EUROPE         United Kingdom           Class licence to run branch systems
                                        granted under Section 7 of the
                                        Telecommunications Act 1984

SIGNED by M.A.S. Bailey                    )
for and on behalf of                       )
MARSHALLS 106 LIMITED                      )     /s/ M.A.S. Bailey
in the presence of: H.M. Raver             )     ..............................
                                                          Director



SIGNED by M.J.W. Potter                    )
for and on behalf of                       )
MARSHALLS FINANCE LIMITED                  )     /s/ M.J.W. Potter
in the presence of: H.M. Raver             )     ..............................
                                                          Director



SIGNED by Charles F. Auster                )
for and on behalf of                       )
INTERNATIONAL EXCHANGE                     )
NETWORKS, LTD.                             )     /s/ Charles F. Auster
in the presence of:                        )     ..............................
                                                 Duly authorised officer



SIGNED by David Walsh                      )
for and on behalf of                       )
IPC INFORMATION SYSTEMS, INC.              )     /s/ David Walsh
in the presence of:                        )     ..............................
                                                 Duly authorised officer

                                                                       EXHIBIT A





                        DATED   18 December        1998
                        --------------------------------

                             MARSHALLS 106 LIMITED               (1)

                           MARSHALLS FINANCE LIMITED             (2)


                       INTERNATIONAL EXCHANGE NETWORKS LTD       (3)


                                       AND

                         IPC INFORMATION SYSTEMS, INC.           (4)


                        --------------------------------

                                  TAXATION DEED

                        --------------------------------





                                   NORTON ROSE

                                     London

THIS DEED is made on 18 December        1998      BETWEEN:

(1) MARSHALLS 106 LIMITED a company incorporated in England and Wales with registered number 1496819 whose registered office is at Lloyds Chambers, 1 Portsoken Street, London E1 8DF ("THE COVENANTOR");

(2) MARSHALLS FINANCE LIMITED a company incorporated in England and Wales with registered number 2230414 whose registered office is at Lloyds Chambers, 1 Portsoken Street, London E1 8DF ("THE VENDOR GUARANTOR");

(3) INTERNATIONAL EXCHANGE NETWORKS LTD a company incorporated in the state of Delaware, USA whose principal place of business is at Wall Street Plaza, 88 Pine Street, New York, New York 10005, USA ("THE PURCHASER");

(4) IPC INFORMATION SYSTEMS, INC. a company incorporated in the state of Delaware, USA whose principal place of business is at Wall Street Plaza, 88 Pine Street, New York, New York 10005, USA ("THE PURCHASER GUARANTOR")

WHEREAS this Deed is entered into pursuant to an agreement dated 7 August 1998 herewith between the Covenantor, the Vendor Guarantor, the Purchaser and the Purchaser Guarantor for the sale and purchase of the issued share capital of Saturn Global Network Services Holdings Limited, as amended from time to time ("THE AGREEMENT").

IT IS HEREBY AGREED as follows:

1         INTERPRETATION
          --------------

1.1 Words and expressions defined in clause 1.1 of the Agreement shall (unless otherwise defined herein or the context otherwise requires) have the same meaning for the purposes of this Deed.

1.2       In this Deed:

          (a) "ACTUAL TAXATION LIABILITY" means a liability to make an actual payment of or of an amount in respect of Taxation whether or not such Taxation is also or alternatively chargeable against or attributable to any other person;

          (b) "CLAIM" means any assessment, notice, demand or other document issued or action taken by or on behalf of any Taxation Authority from which it appears that any one or more of the Company and the Subsidiaries are subject to, or are sought to be made subject to, any Taxation Liability;

          (c) "DEEMED TAXATION LIABILITY" means, in any of the circumstances set out in column (1) of the schedule hereto, an amount determined in accordance with the relevant provisions set out in column (2) of that schedule;

          (d) "EVENT" means any event, occurrence, transaction, act or omission (or any deemed event, occurrence, transaction, act or omission) including for the avoidance of doubt the sale and purchase of the Sale Shares pursuant to the Agreement;

          (e) "RELIEF" means any loss, allowance, exemption, set-off, deduction, credit, right to repayment or other relief relating to any Taxation or to the computation of income, profits or gains for the purposes of any Taxation;

          (f)  "TAXATION" means:


               (i) any form of tax, levy, duty, charge, impost, withholding or other amount whenever created or imposed and whether of the United Kingdom, the United States of America (or any state thereof) or elsewhere and whether or not the Company or any of the Subsidiaries is primarily liable therefor, payable to or imposed by any Taxation Authority and includes, without limitation, income tax (including income tax or amounts equivalent to or in respect of income tax required to be deducted or withheld from or accounted for in respect of any payment), corporation tax, advance corporation tax, capital gains tax, capital transfer tax, inheritance tax, stamp duty, stamp duty reserve tax, capital duty, value added tax, development land tax, withholding tax, customs and excise duties, national insurance and social security and other similar liabilities or contributions and any other taxes, levies, duties, charges, imposts or withholdings similar to, corresponding with, or replacing or replaced by any of the foregoing; and

               (ii) all surcharges, charges, interest, penalties, and fines, incidental or relating to any Taxation falling within clause 1.2(f)(i);

          (g) "TAXATION AUTHORITY" means the Inland Revenue, H.M. Customs & Excise or any other revenue, customs, fiscal, governmental, statutory, state, provincial, local governmental or municipal authority, body or person, whether of the United Kingdom, the United States of America (or any state thereof) or elsewhere;

          (h) "TAXATION LIABILITY" means an Actual Taxation Liability or a Deemed Taxation Liability or any other liability of or loss to the Company falling within clause 2.1 hereof;


          (i) "WARRANTY CLAIM" means a claim under the taxation warranties contained in Part B of Schedule 4 of the Agreement;

          (j) "UNAVAILABILITY" means, in relation to a Relief, the reduction, modification, claw-back, counteraction, disallowance or cancellation of or failure to obtain that Relief, or the amount of any Relief being less than the amount specified in column (1) of the schedule hereto, and "unavailable" shall be construed accordingly.

1.3 In determining for the purposes of this Deed whether a charge on or power to sell, mortgage or charge any of the shares or assets of any one or more of the Company and the Subsidiaries exists at any time, the fact that any Taxation is not yet payable or may be paid by instalments shall be disregarded and such Taxation shall be treated as becoming due and the charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other Event on or in respect of which it becomes payable or arises.

1.4 The covenants contained in this Deed apply where the liability in question arises as a result of one or more Events or the combined effect of more than one Event, where one such Event occurred on or before Completion or partly before and partly on or after Completion and the Event or Events occurring wholly or partly before Completion took place outside, and the Event or Events occurring wholly or partly after Completion took place within, the ordinary course of business of the Company or its Subsidiaries.

2         COVENANT BY THE COVENANTOR
          --------------------------

2.1 Subject to the provisions of clause 3 hereof, the Covenantor hereby covenants with the Purchaser to pay to the Purchaser an amount or amounts equal to:

          (a) any Actual Taxation Liability of any one or more of the Company and the Subsidiaries arising as a result of, in respect of or by reference to:

               (i) any Event occurring or deemed for the purposes of any Taxation to occur on or before Completion; or

               (ii) any income, profits or gains earned, accrued or received or deemed for the purposes of any Taxation to have been earned, accrued or received on or before or in respect of any period ending on or before the date of Completion; or

               (iii) its membership at any time of the same group of companies as the Covenantor for the purposes of any Taxation; or

               (iv) Saturn Global Network Services (USA), Inc. being severally liable for any Taxation of any consolidated group (or any member thereof) of which Saturn Global Network Services
                    (USA), Inc. is at Completion, or was prior to Completion, a member pursuant to United States of America Treasury Regulations Section 1.1502-6 or any analogous state or local tax provision;

          (b) any Deemed Taxation Liability of any one or more of the Company and the Subsidiaries;

          (c) any liability of any one or more of the Company and the Subsidiaries to pay or repay any amount under any agreement or arrangements relating to the surrender of group relief or advance corporation tax entered into on or before the date of Completion;

          (d) any Taxation arising in respect of or in connection with any amounts paid or payable pursuant to or otherwise in connection with this Deed;

          (e) any costs and expenses payable by the Purchaser or any one or more of the Company and the Subsidiaries in connection with any such liability or amount as is referred to in any of clauses 2.1(a) to 2.1(d) inclusive or 2.5 hereof or with any claim in respect thereof or in taking or defending any action under clause 6 or clause 8 of this Deed.

2.2 Any payments made pursuant to clause 2.1 or clause 2.5 hereof shall, so far as possible, be treated as an adjustment to the consideration paid by the Purchaser for the issued share capital of the Company under the Agreement.

2.3 All sums payable by the Covenantor under the covenants contained in this Deed shall be paid free and clear of all deductions or withholdings or rights of counterclaim or set-off unless the deduction or withholding is required by law.

2.4 If the Covenantor is required by law to make any deduction or withholding from any payment under this Deed, the sum due from the Covenantor in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding the Purchaser receives and retains a net sum equal to the sum it would have received had no deduction or withholding been required to be made.

2.5 Without prejudice to the generality of the foregoing, the Covenantor hereby covenants with the Purchaser to pay to the Purchaser an amount or amounts equal to:

          (i) any liability to Taxation of any one or more of the Company and the Subsidiaries arising as a result of, in respect of or by reference to:

               (a) any failure by any one or more of the Company and the Subsidiaries duly and punctually to register for VAT prior to Completion and/or account for VAT in respect of any period beginning prior to Completion in accordance with relevant law and Taxation Authority practice in the Republic of Ireland, Switzerland or elsewhere; and/or

               (b) any failure by any one or more of the Company and the Subsidiaries duly and punctually to pay to the Inland Revenue Department of New Zealand, or otherwise to comply with relevant law and Taxation Authority practice in relation to, the Goods and Services Tax of New Zealand prior to Completion; and/or

               (c) any appeal, instituted before Completion, against any ruling, assessment, notice, demand or other document issued or action taken by or on behalf of any Taxation Authority to the effect that the Goods and Services Tax of New Zealand is payable by one or more of the Company and the Subsidiaries; and/or

          (ii) any costs and expenses incurred before Completion but not paid by Completion in respect of the appeal against the Notice of Determination issued by the Inland Revenue in the accounting period current at Completion, and any costs and expenses reasonably incurred after Completion in discontinuing such appeal, by any one or more of the Company and the Subsidiaries;

          and Schedule 5 to the Agreement shall not apply to this clause 2.5.

3         LIMITATIONS
          -----------

          The indemnity in clause 2.1 shall not apply to any Taxation Liability:

          (a) to the extent that a provision or reserve was made therefor in the Accounts or the Auditors confirm that it was taken into account in the preparation of the Accounts;

          (b) for which any one or more of the Company and the Subsidiaries are, or may become, liable as a result of any Event in the ordinary course of business (which shall include the disposal of a capital asset having a value of not more than (pound)20,000) after the Accounts Date;

          (c) to the extent that such Taxation Liability or Claim arises or is increased as a result of any provision or reserve in the Accounts being insufficient by reason of any increase in rates of Taxation made after the date of the Agreement and not announced on or before the date of the Agreement;

          (d) to the extent that such Taxation Liability arises or is increased as a result only of any change in the law or judicial interpretation of the law announced and enacted or arising after the date of the Agreement applied with retrospective effect;

          (e) to the extent that such Taxation Liability arises or is increased as the result of the withdrawal or change in the terms of any practice of general application previously published by the Inland Revenue (including, for the avoidance of doubt, Inland Revenue guidance notes and Inland Revenue manuals) or any other Taxation Authority (whether or not such change purports to be effective retrospectively, in whole or in part);

          (f) to the extent that such Taxation Liability arises or is increased as the result of any act or omission effected by any one or more of the Company and the Subsidiaries after Completion other than at the request of the Covenantor, or pursuant to a legally binding obligation entered into before Completion, or where such act or omission is required by law and otherwise than in the ordinary course of business of the Company or relevant Subsidiary where the Company or the Subsidiary knew or ought reasonably to have known that such act or omission would give rise to the Taxation Liability in question;

          (g) to the extent that such Taxation Liability arises as a result of any change on or after Completion in any accounting policy, any Taxation reporting or computation practice (including the basis of preparation and method of computation of any Taxation returns), of the Purchaser or any one or more of the Company and the Subsidiaries other than:

               (i) in the case of any such accounting policy which, at the time such accounting policy was adopted for the purposes of preparing any relevant accounts did not accord with generally accepted accounting principles in the relevant jurisdiction, any change necessary to bring such accounting policy into line with such principles,

               (ii) in the case of any Taxation reporting or computation
                    practice, such change was adopted to comply with any requirement having the force of law or any Taxation Authority practice;

          (h) to the extent that such Taxation Liability arises as a result of the Purchaser or any one or more of the Company and the Subsidiaries failing to submit the returns, self-assessment and/or computations required to be made by them or not submitting such returns and computations within the appropriate time limits or submitting such returns and computations otherwise than on a proper basis, in each case after Completion, other than to the extent that such Taxation Liability arises as a result of matters arising under clause 2.5 (i) (a), or the Covenantor's conduct of any Claim pursuant to clause 6 or its control of the Company's tax returns pursuant to clause 8;

          (i) to the extent that such Taxation Liability would not have arisen but for:

               (i) the making of or any revision to a claim, election, surrender or disclaimer, or the giving of a notice or consent, under the provisions of any enactment or regulation relating to Taxation, in each case after Completion and by the Purchaser or any one or more of the Company and the Subsidiaries, without the prior written consent of the Covenantor (not to be unreasonably withheld or delayed); or

               (ii) the failure or omission on the part of the Purchaser or any one or more of the Company and the Subsidiaries, without the prior written consent of the Covenantor, to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent under the provisions of any enactment or regulation relating to Taxation, in circumstances where the making or giving of which was taken into account in the preparation of the Accounts and in each case where details of such claim, election, surrender, disclaimer, notice or consent were contained in documents 1 and 41 of Additional Volume 1 and documents 35 and 41 of Additional Volume 2 in the Data Room Bundle;

          (j) to the extent that such Taxation Liability arises under Part XV of the Value Added Tax Regulations 1995 by reason of any Event occurring after Completion where the Disclosure Letter sets out in full with reference to this subclause details of any capital items as described in Regulation 113 owned or occupied by the Company or any of the Subsidiaries prior to Completion;

          (k) to the extent that the amount for which the Covenantor is liable under this Deed does not exceed an amount for which the Covenantor is liable under the Agreement in respect of the same Taxation Liability, and such liability has been fully satisfied;

          (l) to the extent that any one or more of the Company and the Subsidiaries or any associated company (as defined in section 416 ICTA 1988) of the Company and the Subsidiaries has received an amount in respect of such Taxation Liability from any Third Party (as defined in clause 4 - Rebate);

          (m) the Covenantor has satisfied such Taxation Liability by reason of being liable for such Taxation under sections 767A or 767AA ICTA 1988.

4         REBATE
          ------

4.1 The Purchaser undertakes that if, after the Covenantor has paid in full any amount due hereunder in respect of any Taxation Liability, the Purchaser or any one or more of the Company and the Subsidiaries is or becomes entitled to receive or receive from any Taxation Authority a payment in respect of such Taxation Liability, the Purchaser shall notify the Covenantor of such entitlement or recovery as soon as reasonably practicable and, where recovery has not been effected at the date of notification, shall (if requested by and at the expense of the Covenantor and upon the Covenantor indemnifying the Company, the Subsidiaries and the Purchaser to their reasonable satisfaction against all liabilities, obligations, losses, including any additional Taxation Liability, interest, penalties, costs, damages and expenses which may be thereby incurred and providing them with reasonable evidence of the ability of the Covenantor to satisfy the amount of such indemnity) take, or cause the Company to take, such action as the Covenantor shall reasonably request to enforce such recovery against the person in question (keeping the Covenantor fully informed of the progress of any action taken) and the Purchaser shall repay to the Covenantor a sum equal to the lesser of:

          (a) the amount of any payment so received (less such costs and expenses of recovery); and

          (b) the aggregate amount paid by the Covenantor hereunder in respect of the Taxation Liability in question.

          Any amount of the payment not so paid to the Covenantor shall be carried forward and set off against payment in respect of any amount payable in respect of any claims hereunder.

4.2       Any payment required to be made by the Purchaser pursuant to clause
          4.1 shall be made where the Purchaser or any one or more of the Company and the Subsidiaries receive a payment within 10 business days of the receipt thereof.

4.3 Any sum not paid by the Purchaser on the due date of payment specified in clause 4.2 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at a rate equal to the rate of 2 per cent per annum above the base rate of The Royal Bank of Scotland plc from the due date to and including the day of actual payment of such sum. Such interest shall be paid 5 business days after the demand of the Covenantor.

5         VENDOR AND PURCHASER GUARANTEE
          ------------------------------

5.1      ((a)) In consideration of the Purchaser and the Purchaser Guarantor entering into this Deed, the Vendor Guarantor hereby guarantees to the Purchaser the due and punctual performance of all the obligations and liabilities of the Covenantor under or otherwise arising out of or in connection with this Deed and undertakes to keep the Purchaser fully indemnified against all liabilities, losses, proceedings, claims, damages, costs and expenses of whatever nature which the Purchaser may suffer or incur as result of any failure or delay by the Covenantor in the performance of any of such obligations and liabilities.

          (b) If any obligation or liability of the Covenantor expressed to be the subject of the guarantee contained in this clause ("the Vendor Guarantee") is not or ceases to be valid or enforceable against the Covenantor (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of the Covenantor or irregular exercise thereof or any lack of authority on the part of any person purporting to act on behalf of the Covenantor or any legal or other limitation, disability or incapacity, or any change in the constitution of, or any amalgamation or reconstruction of, or the bankruptcy, liquidation, administration or insolvency of the Covenantor), the Vendor Guarantor shall nevertheless be liable to the Purchaser in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Vendor Guarantor were the principal debtor in respect thereof.

          (c) The liability of the Vendor Guarantor under the Vendor Guarantee shall not be discharged or affected in any way by:

               (i) the Purchaser compounding or entering into any compromise, settlement or arrangement with the Covenantor, any co-guarantor or any other person; or

               (ii) any variation, extension, increase, renewal, determination, release or replacement of this Deed, whether or not made with the consent or knowledge of the Vendor Guarantor; or

               (iii) the Purchaser granting any time, indulgence, concession, relief, discharge or release to the Covenantor, any co-guarantor or any other person or realising, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies which it may have against the Covenantor, any co-guarantor of any other person; or

               (iv) any other matter or thing which, but for this provision, might exonerate or affect the liability of the Vendor Guarantor.

          (d) The Vendor Guarantee is in addition to any other security or right now or hereafter available to the Purchaser and is a continuing security notwithstanding any liquidation, administration, insolvency or other incapacity of the Covenantor or the Vendor Guarantor.

5.2 Clause 5.1 shall be deemed to be repeated herein with the substitution of:

          (a)  "Covenantor" for "Purchaser";

          (b)  "Purchaser" for "Covenantor";

          (c)  "Vendor Guarantor" for "Purchaser Guarantor";

          (d)  "Purchaser Guarantor" for "Vendor Guarantor"; and

          (e)  "Purchaser Guarantee" for "Vendor Guarantee".


5.3       (a)  The Vendor Guarantor represents and warrants to the Purchaser that this Deed constitutes legal, valid and binding obligations of the Vendor Guarantor enforceable in accordance with its terms.

          (b) The Purchaser Guarantor represents and warrants to the Covenantor and the Vendor Guarantor that this Deed constitutes legal, valid and binding obligations of the Purchaser Guarantor enforceable in accordance with its terms.

6         CONDUCT OF CLAIMS
          -----------------

6.1 If the Purchaser or the Company shall become aware of any Claim which is likely to give rise to a liability on the Covenantor hereunder, the Purchaser shall give notice thereof or procure that notice thereof is given within 15 days of the Purchaser or the Company becoming aware of such Claim to the Covenantor in accordance with clause 13. Failure to provide such notice to the Covenantor within such time limit shall not relieve the Covenantor of any liability hereunder save only to the extent that failure to give such notice within such time limit has increased the amount of the liability of the Covenantor hereunder in respect of the Claim.

6.2 In the case of a Claim of which the Covenantor does not already have the conduct pursuant to clause 8, the Purchaser shall take or shall procure that the Company shall take such action as the Covenantor may by written notice given to the Purchaser reasonably request to cause the Claim to be withdrawn or to dispute, resist, appeal against, compromise or defend the Claim and any determination in respect thereof or to apply to postpone (so far as legally possible) the payment of any Taxation pending the determination of any appeal but subject to the Purchaser and the Group being indemnified to their reasonable satisfaction by the Covenantor (and provided with reasonable evidence of the ability of the Covenantor to satisfy the amount of the Taxation which is the subject of such Claim and such indemnity) against all liabilities, obligations, losses (including any additional Taxation Liability), interest, penalties, costs, damages and expenses which may be thereby incurred by the Purchaser or the Group, and Provided that:

          (a) any request made by the Covenantor pursuant to this clause 6.2 shall be made within a reasonable time of receipt by the Covenantor of any notice given by the Purchaser to the Covenantor in accordance with clause 6.1 and if, on the expiry of a period of 10 business days commencing on the date of service on the Covenantor of such notice, the Covenantor shall not have given to the Purchaser notice of the Covenantor's intentions in respect of the Claim or shall not have provided satisfactory indemnities and reasonable evidence in accordance with this clause 6.2, the Purchaser and the Group shall be entitled to satisfy or settle or deal with the Claim on such terms as they shall think fit but without prejudice to their rights and remedies under this Deed;

          (b) the Purchaser and the Group shall not be obliged to comply with any request of the Covenantor which involves contesting any assessment for Taxation before any court or any other appellate body unless they have been advised in writing by tax counsel instructed by agreement between the Purchaser and the Covenantor at the Covenantor's expense that an appeal against the assessment for Taxation in question will, on the balance of probabilities, be won by the Purchaser or, as the case may be, the Group;

          (c) neither the Purchaser nor the Group shall be obliged to take any action which is likely to increase the amount of Taxation which is the subject of the Claim or the future Taxation Liability of any company in the group of companies of which the Purchaser is for the time being a member nor shall the Covenantor make any settlement or compromise of the Claim or agree any matter in the conduct of the Claim which is likely to have such effect without the prior written consent of the Purchaser such consent not to be unreasonably withheld or delayed;

          (d) the Covenantor shall keep the Purchaser fully informed of all relevant matters and shall promptly forward or procure to be forwarded to the Purchaser copies of all relevant correspondence and other relevant information and documentation;

          (e) all communications written or otherwise relating to the Claim which are to be transmitted to a Taxation Authority shall first be submitted to the Purchaser for approval and shall only be finally transmitted if such approval is given, such approval not to be unreasonably withheld or delayed;

          (f) the Purchaser or the Company or any Subsidiary may without reference to the Covenantor satisfy or settle or deal with the Claim on such terms as they shall reasonably think fit but without prejudice to their rights and remedies under the Deed if the Covenantor serves a notice on the Purchaser pursuant to this clause 6.2 to the effect that in relation to any such Claim the Covenantor does not wish to take up or continue the conduct thereof, or if a period of 10 business days has expired following the service of notice (other than a notice under clause 6.1) by the Purchaser or the Company or any Subsidiary on the Covenantor to the effect that the Covenantor is not properly and effectively conducting the Claim where by the expiry of that period the Covenantor has not taken steps properly and effectively so to conduct the Claim, or if in the reasonable opinion of the Purchaser the Covenantor or the Company has committed any acts or omissions prior to Completion which constitute fraud or wilful default.

6.3 Whether or not the Covenantor exercises its right to request the Purchaser to take action pursuant to clause 6.2, it shall supply the Purchaser and the Group free of charge with all relevant information, books, papers and other documents in its possession or under its control and shall give or procure the giving (as appropriate) of such statements and other reasonable co-operation as the Purchaser and the Group may reasonably request for the purposes of this Deed.

7         ADDRESS FOR SERVICE
          -------------------

7.1 Each of the Purchaser and the Purchaser Guarantor hereby irrevocably authorises and appoints the Purchaser's Solicitors (or such other person or persons, being a firm of solicitors resident in England, as the Purchaser or the Purchaser Guarantor (as the case may be) may hereafter as regards itself by notice in writing to all the other parties hereto from time to time substitute) to accept on its behalf service of all legal process arising out of or connected with this Deed and in the case of service to the Purchaser's Solicitors all communications shall be marked for the attention of the Head of the Business Law Department.

7.2 Service of such process on the person for the time being authorised under clause 7.1 to accept it on behalf of the Purchaser or the Purchaser Guarantor (as the case may be) shall be deemed to be service of that process on the Purchaser or the Purchaser Guarantor (as the case may be).

8         TAX RETURNS AND COMPUTATIONS
          ----------------------------

8.1       The Purchaser shall procure that:

          (a) the Covenantor (or such professional advisers as the Covenantor may select) shall have sole control over the preparing, submitting, negotiating and agreeing of all matters relevant to the Taxation position of the Company for any period ended on or before the Accounts Date (the costs of which shall be borne by the Covenantor);

          (b) the Covenantor (or its advisers) shall be provided as soon as reasonably practicable with any information received by the Purchaser or the Company, or of which the Purchaser or the Company otherwise becomes aware, which may be relevant to the matters set out in clause 8.1(a) above, and with such assistance (including assistance from such employees of the Purchaser and the Company) as the Purchaser may reasonably agree and access to such documents and records of, or relating to, the Company, as the Covenantor (or its advisers) may reasonably require in connection with such matters;

          (c) the Company shall immediately sign such returns and make such claims and elections and give such consents (including such provisional or final claims to accept the surrender of losses or other amounts eligible for surrender under Chapter IV of Part X ICTA 1988 ("GROUP RELIEF"), consents to surrender Group Relief or claims to set off or to accept the surrender of advance corporation tax ("ACT") in respect of any period ended on or before Completion) and comply with all procedural requirements in respect of the making or giving of such returns, claims, elections or consents as in each case the Covenantor may, reasonably and properly, direct in writing provided that the Covenantor shall give the Purchaser reasonable notice in advance of any deadline for the making or giving of the same;

          (d) the Covenantor shall keep the Purchaser fully informed of the progress of its conduct of the tax affairs of the Company pursuant to this clause 8.1, provide the Purchaser with copies of all relevant correspondence and documents, and forthwith submit in draft form to the Purchaser all relevant computations, documents and correspondence (including without limitation the draft tax computations) for comment and the Covenantor shall consider all reasonable comments or suggestions made by the Purchaser or the Company or their professional advisers.

8.2 Subject to clause 6 and clause 8.3 below, the Purchaser and its advisers shall have sole conduct of all tax affairs of the Group other than those set out in clause 8.1(a) above.

8.3 Where any computation, return or accounts is or are required to be submitted for, or in respect of, any period during which Completion takes place, a draft shall be submitted to the Covenantor (or such advisers as it shall nominate) at least 21 days before its intended submission to any Taxation Authority and the Covenantor and its advisers shall be given access to all information reasonably necessary to determine its accuracy. The Covenantor (or such advisers as it shall nominate) shall comment within 14 days of such submission. If the Purchaser has not received any comment or suggestion within 14 days, the Covenantor (or such advisers as it shall nominate) shall be deemed to have approved such draft documents. If the Covenantor (or such advisers as it shall nominate) have any comment or suggestion, the Purchaser shall procure that the Company shall consider such comment or suggestion to the extent that it arises in respect of an Event, or profits income or gains earned accrued or received wholly on or before Completion. In addition, the Covenantor shall be kept informed of any material relevant negotiations regarding the Taxation Liabilities of the Company relating to any period during which Completion takes place and before any agreement in respect of those Taxation Liabilities is reached with such Taxation Authority details of the proposed agreement shall be given to the Covenantor at least 10 business days before the proposed conclusion of such agreement.

9         PAYMENT
          -------

9.1 Where any amount is required to be paid by the Covenantor under this Deed in respect of an Actual Taxation Liability, the Covenantor shall pay such amount in cleared, immediately available funds on the business day before the date on which the Taxation in question is due for payment to the relevant Taxation Authority or, if later, five business days following the date on which the Purchaser notifies the Covenantor of its liability to make such payment.

9.2 If the Covenantor becomes liable to make a payment under clause 2 above in respect of any Deemed Taxation Liability or any other amount not being an Actual Taxation Liability, the Purchaser will notify the Covenantor in writing of the amount which the Covenantor is required to pay and the Covenantor shall pay such amount in cleared, immediately available funds before the date that an actual liability to Taxation becomes payable by reason of the Relief not being available or following its use to set off against other liabilities or in the case of any liability under 2.1(e) or otherwise under this Deed, 10 business days after the date of demand therefor. Any dispute as to the amount contained in such notice shall be determined by an independent chartered accountant appointed (in default of agreement) by the President of the Institute of Chartered Accountants in England and Wales, acting as an expert and not an arbitrator.

9.3 Sums not paid by the Covenantor on the dates specified in clauses 9.1 and 9.2 above shall bear interest (which shall accrue from day to day after, as well as before, judgment at 2 per cent above base rate of The Royal Bank of Scotland plc or, in the absence of such base rate, at such similar rate as the Purchaser may select and notify to the Covenantor) from the date following the said specified date up to and including the day of actual payment of such sums (or the next business day if such day of actual payment is not a business day), and payable on demand by the Purchaser.

10        OVERPROVISIONS AND CORRESPONDING SAVINGS PROVISIONS
          ---------------------------------------------------

10.1      If:

          (a) any provision for Taxation in the Accounts has proved to be an over-provision, except to the extent that such over-provision results from:

               (i) the utilisation of a Relief which has been treated as an asset of the Company in preparing the Accounts; or

               (ii) a Relief which arises as a consequence of or by reference to an Event occurring (or deemed to occur) after Completion; or

               (iii) a change in rates of Taxation made after the date of this
                    Deed; or

          (b) any Taxation Liability to which clause 2 applies results in a Relief which would not otherwise have arisen or which arises in an accounting period other than the one in which the Taxation Liability arises or which gives rise to a reduction in the amount of, or the elimination of, an Actual Taxation Liability of the Company whenever arising, an amount equal to such over-provision or (as the case may be) the amount of the Actual Taxation Liability which is eliminated or the amount by which it is reduced (except to the extent to which it has been taken into account or credit has been given for it in relation to any Warranty Claim or claim hereunder) (as determined and certified by the auditors for the time being of the Company) shall be dealt with in accordance with clause 10.2 below.

10.2 Where pursuant to clause 10.1 any amount (the "RELEVANT AMOUNT") is to be dealt with in accordance with this sub-clause:

          (a) the Relevant Amount shall first be set off against any payment then due from the Covenantor under this Deed;

          (b) to the extent that there is an excess, a refund shall be made to the Covenantor of any previous payment or payments made by it under this Deed and not previously refunded under this sub-clause up to the amount of such excess; and

          (c) to the extent that the excess referred to in sub-clause (b) is not exhausted under that sub-clause, the remainder of that excess shall be carried forward and set off against any future payments which may become due from the Covenantor under this Deed.

10.3 For the purposes of clause 10.1(b), a Taxation Liability shall not be treated as being eliminated or reduced until the date upon which such liability is actually eliminated or reduced and, in particular (but without prejudice to the generality of the foregoing), where the Relief is the right to set a liability of the Company to advance corporation tax against a liability of the Company to corporation tax pursuant to Section 239(1) or (4) ICTA 1988 or gives rise to a repayment of corporation tax pursuant to Section 239(3) ICTA 1988, the Relief shall not be treated as having arisen until the offset has occurred or the repayment has been received.

11        PURCHASER'S COVENANT
          --------------------

11.1 The Purchaser hereby covenants with the Covenantor to pay to the Covenantor (as trustee for the Indemnified Persons (as defined in this clause 11.1)) an amount or amounts equal to any Taxation for which the Covenantor, or any other person other than a member of the Group (in this clause 11, "THE INDEMNIFIED PERSONS") falling within section 767A(2) or 767AA(4) ICTA 1988 by virtue of a relationship which that person has with the Covenantor, becomes liable by virtue of the operation of sections 767A, 767AA and/or 767B ICTA 1988 in circumstances where the tax-payer company or the transferred company (as referred to in section 767A(1) or 767AA(1)) is the Company and where such Taxation liability would not have arisen but for the failure by the Company to discharge a liability to Taxation which relates to an accounting period beginning prior to Completion.

11.2      The covenant contained in clause 11.1 shall:

          (a) extend to any reasonable costs properly incurred by the Covenantor or the Indemnified Persons in connection with such Taxation or a successful claim under this clause 11;

          (b) not extend to any Taxation in respect of which the Purchaser has or would have had (but for such Taxation having been satisfied by the Covenantor or the Indemnified Persons) a claim under this Deed provided that this clause 11.2(b) shall not apply to the extent that such claim has previously been satisfied by the Covenantor; and

          (c) not extend to any Taxation which has been recovered under section 767B(2) ICTA 1988 (and the Covenantor shall procure that no such recovery is sought to the extent that payment is made hereunder).

11.3 The provisions of clause 2.2 (ADJUSTMENT TO PURCHASE PRICE), 4 (REBATE), 6 (CONDUCT OF claims), 2.1(d) and 2.4 (GROSS-UP), and 9 (PAYMENT) shall apply MUTATIS MUTANDIS to payments to the Covenantor under this clause 11 as they apply to payments to the Purchaser under this Deed.

12        RELEASES, WAIVERS ETC.
          ----------------------

          Neither the single or partial exercise or temporary or partial waiver by any party to this Deed of any right, nor the failure by any such party to exercise in whole or in part any right or to insist on the strict performance of any provision of this Deed, nor the discontinuance, abandonment or adverse determination of any proceedings taken by any such party to enforce any right or any such provision shall (except for the period or to the extent covered by any such temporary or partial waiver) operate as a waiver of, or preclude any exercise or enforcement or (as the case may be) further or other exercise or enforcement by any such party of, that or any other right or provision.

13        NOTICES
          -------

13.1 Any notice or any other document to be given under this Deed shall be in writing and shall be deemed duly given if left at, or sent by (i) first class post, airmail, express or other fast postal service or
          (ii) facsimile transmission to the addresses and facsimile numbers specified in clause 13.4 below (including, if applicable, any "copy to" addressees) or such other address or facsimile number as any party may by notice to the other parties expressly substitute therefor.

13.2 Notice shall be deemed to be given if sent by first class post, express or other fast postal service, 2 business days after posting or, in the case of posting to an overseas address, 7 business days after posting, and if sent by facsimile transmission when in the ordinary course of the means of transmission it would first be received by the addressee during normal business hours.

13.3 In proving the giving of a notice it shall be sufficient to prove that the notice was left or that the envelope containing such notice was properly addressed and posted or that the applicable means of telecommunications was properly addressed and despatched (as the case may be).

13.4 The addresses and facsimile numbers referred to in clause 13.1 above are:

         (a)      The Covenantor and the Vendor Guarantor
                  For the attention of:     The Finance Director
                  Address:                  Lloyds Chambers
                                            1 Portsoken Street
                                            London E1 8DF
                  Facsimile number:         0171 702 3951

         (b)      The Purchaser and the Purchaser Guarantor:
                  For the attention of:     David Walsh
                  Address:                  IXNET
                                            Wall Street Plaza
                                            88 Pine Street
                                            New York,
                                            NY 10005
                  Facsimile number:         001 212 858 7990

                  With a copy to:           General Counsel
                  Address:                  IPC Information Systems, Inc.
                                            Wall Street Plaza
                                            88 Pine Street
                                            New York,
                                            NY 10005
                  Facsimile number:         001 212 858 7959

14        CHOICE OF LAW AND JURISDICTION
          ------------------------------

14.1 This Deed shall be governed by and construed in accordance with English law.

14.2      It is hereby agreed that:

          (a) subject to paragraph (c) of this sub-clause, if any party has any claim against another party arising out of or in connection with this Deed such claim shall be referred to the High Court of Justice in England, to the jurisdiction of which each of the parties hereto irrevocably submits;

          (b) subject to paragraph (c) of this sub-clause, the jurisdiction of the High Court of Justice in England over any such claim shall be an exclusive jurisdiction and no courts outside England shall have jurisdiction to hear or determine any such claim other than any such claim; and

          (c) if in any suit, action or proceeding ("Proceeding") arising out of or in connection with this Deed an order or injunction is sought (including but not limited to an order for specific performance of any obligations under this Deed) ordering a party to do or refrain from doing anything in any jurisdiction other than England whether or not damages or other monetary relief are also sought in the same Proceedings, then notwithstanding paragraphs (a) and (b) of this sub-clause such Proceeding may be brought by a Court or competent jurisdiction situation within such other jurisdiction, provided that nothing in sub-clauses (a) and (b) above shall prevent or restrict proceedings in any jurisdiction relating to the enforcement of any judgment already obtained in the High Court of Justice in England.

15        ALTERATIONS
          -----------

          No purported alteration of this Deed shall be effective unless it is in writing, refers to this Deed and is duly executed by each party hereto.

16        COUNTERPARTS
          ------------

          This Deed may be entered into in the form of two or more counterparts each executed by one or more of the parties but, taken together, executed by all and, provided that all the parties so enter into the Deed, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, they shall constitute one instrument.

17        SUCCESSORS AND ASSIGNS
          ----------------------

17.1 This Deed shall be binding on and shall endure for the benefit of the successors in title of each party.

17.2 None of the parties hereto shall be entitled to assign the benefit of any rights under this Agreement save only that the Purchaser shall be entitled to assign the benefit of its rights hereunder to any bank which provides funds to the Purchaser to enable it to pay the Purchase Price or any significant part thereof if (but only if) such bank shall require such assignment as part of its security.

17.3 The Vendor Guarantor shall procure that in the event of the direct or indirect sale or transfer of all or substantially all of the assets of the Vendor Guarantor within four years from the Completion Date the Vendor Guarantor shall, if required by the Purchaser, procure that the purchaser of such assets shall by deed in terms reasonably satisfactory to the Purchaser agree to the assignment of this Deed to such purchaser of the obligations of the Covenantor and the Vendor Guarantor under this Deed which such purchaser will assume on a joint and several basis with the Covenantor and the Vendor Guarantor.

17.4 For the purposes of clause 17.3, substantially all of the assets of the Vendor Guarantor shall mean assets constituting 80% of more of the assets of the Marshalls Group (excluding the Group) on a consolidated basis, either on the basis of book value or fair market value.

IN WITNESS whereof this Deed has been entered into the day and year first above written.

                                    SCHEDULE
                                    --------

                          (Deemed Taxation Liabilities)
                           ---------------------------



               (1)                                       (2)


1.  The  unavailability  of all or any    1. So much of the amount of such asset
part  of any  Relief  which  has  been    as  corresponds  to the  amount of the
treated as an asset of the  Company in    Relief unavailable.
preparing the Accounts.

2.  The  unavailability  of all or any    2. So much of the amount of such asset
part  of  a  right  to   repayment  of    as  corresponds   to  the  amount  of
Taxation  which has been treated as an    the repayment unavailable.
asset of the Company in preparing  the
Accounts.

3. The  setting-off of a Relief (other    3. So much of the amount of such asset
than  one to which  paragraph  4 below    as  corresponds  to the  amount of the
applies)  which has been treated as an    Relief which would have been available
asset of the Company in preparing  the    but for such setting-off.
Accounts  against  an Actual  Taxation
Liability  in  respect  of  which  the
Purchaser    would,   but   for   that
setting-off,  have been able to make a
claim  against  the  Covenantor  under
this Deed.


4.  The  setting-off  of  a  right  to    4. So much of the amount of such asset
repayment  of Taxation  which has been    as  corresponds  to the  amount of the
treated as an asset of the  Company in    repayment   which   would   have  been
preparing  the  Accounts   against  an    obtainable but for such setting-off.
Actual  Taxation  Liability in respect
of which the Purchaser  would, but for
that  setting-off,  have  been able to
make a claim  against  the  Covenantor
under this Deed.

5. The setting-off against any income,    5. The amount of the  Actual Taxation
profits or gains of the Company  which    Liability which would have arisen but
were earned,  accrued or received,  or    for such setting-off.
deemed for any Taxation purposes to be
earned,  accrued  or  received,  on or
before Completion,  or in respect of a
period ended on or before  Completion,
of  any  Relief   which  arises  as  a
consequence  of, or by reference to an
Event
occurring  (or deemed to occur)  after
Completion and not as a consequence of
or by reference to any Event occurring
(or  deemed  to  occur)  on or  before
Completion in circumstances where, but
for  such  setting-off,   the  Company
would  have  had  an  Actual  Taxation
Liability  in  respect  of  which  the
Purchaser would have been able to make
a  claim against the Covenantor  under
this Deed.

6. The  setting-off  against an Actual    6. The amount of the  Actual  Taxation
Taxation  Liability  of the Company in    Liability  which would have arisen but
respect of which the Purchaser  would,    for such setting-off.
but for that  setting  off,  have been
able  to  make  a  claim  against  the
Covenantor  under  this  Deed,  of any
Relief  or  right  to   repayment   of
Taxation which arises as a consequence
of,  or  by  reference  to,  an  Event
occurring  (or deemed to occur)  after
Completion  and  not as a  consequence
of,  or by  reference  to,  any  Event
occurring  (or  deemed to occur) on or
before Completion.

EXECUTED and DELIVERED        )
as a DEED by                  )
MARSHALLS 106 LIMITED         )          /s/ Jaqueline Riley
                                         .....................................
                                         Director

                                         /s/ H.M. Raver
                                         .....................................
                                         Director/Secretary



EXECUTED and DELIVERED        )
as a DEED by                  )
MARSHALLS FINANCE LIMITED     )          /s/ M.J.W. Potter
                                         .....................................
                                         Director

                                         /s/ H.M. Raver
                                         .....................................
                                         Director/Secretary


EXECUTED and DELIVERED        )
as a DEED by                  )
INTERNATIONAL EXCHANGE        )
NETWORKS LTD                  )          /s/ David Walsh
                                         .....................................
                                         Director

                                         /s/ Daniel Utevsky
                                         .....................................
                                         Director/Secretary



EXECUTED and DELIVERED        )
as a DEED by                  )
IPC INFORMATION SYSTEMS,      )
INC.                          )          /s/ David Walsh
                                         .....................................
                                         Director

                                         /s/ Daniel Utevsky
                                         .....................................
                                         Director/Secretary